Exhibit 10.1

CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MSA WORLDWIDE, LLC,

MINE SAFETY APPLIANCES COMPANY, LLC,

SAG MAIN HOLDINGS, LLC

and

solely for purposes of Article V hereof

MSA SAFETY JACKSONVILLE MANUFACTURING, LLC

Dated as of January 5, 2023

i

Section 6.13	Counterparts	39
Section 6.14	Further Assurances	39
Section 6.15	Interpretation	40
Section 6.16	Definitions	40

INDEX OF DEFINED TERMS

(OTHER THAN TERMS DEFINED IN 6.16)

Acquisition Engagement	Section 6.12(a)
Agreement	Preamble
Anti-Corruption Laws	Section 2.12(b)
Associations Code	Recitals
Buyer	Preamble
Buyer Contribution	Recitals
Buyer Contribution Amount	Recitals
Buyer Indemnified Party	Section 5.2(a)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Combined Tax Return	Section 4.5(a)(i)
Company	Preamble
Company Accounts	Section 2.5(a)
Company Indemnified Party	Section 4.4(a)
Company Interests	Recitals
Company Parties	Section 6.12(a)
Company Pre-Closing Tax Return	Section 4.5(a)(i)
Deductible	Section 5.2(a)(y)
Disputed Claims	Section 4.6
Division	Recitals
Enforceability Limitations	Section 2.1
First Transfer Restriction Period	Section 4.2(a)
Indemnified Party	Section 5.3(a)
Indemnifying Party	Section 5.3(b)
Individual Basket Amount	Section 5.2(a)(x)
License Term	Section 4.8(a)
Limited Guaranty	Section 5.5
Management Fee	Section 4.10
Material Contracts	Section 2.8(b)
Mine Safety	Section 4.8
Mine Safety Appliances Company, LLC	Section 4.8
MSA	Section 4.8
MSA Jacksonville	Preamble
MSA Jacksonville Accounts	Section 2.5(a)
Notice of Claim	Section 5.3(a)
Party	Preamble
Parties	Preamble
Plan of Division	Recitals
Pre-Closing Tax Period	Section 5.2(a)(iv)
Privileged Communications and Materials	Section 6.12(b)
Proprietary Information	Section 4.9
QSF	Section 2.13(l)
Sale	Section 1.1

Seller	Preamble
Seller Affiliate	Section 2.9
Seller Cash Contribution	Recitals
Seller Indemnified Party	Section 5.2(b)
Seller Names	Section 4.8(b)
Sidley	Section 6.12(a)
Solvency Opinion	Recitals
Specified Liabilities Privileged Materials	Section 4.1(a)
Straddle Period	Section 5.2(a)(iv)
Tax Claim	Section 4.5(f)(i)
Transactions	Section 2.6
Transfer	Section 4.2
Transfer Taxes	Section 4.5(g)
Transferred Books and Records	Section 4.1(a)
Transition Services Agreement	Section 4.1(a)

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of January 5, 2023 (this “Agreement”), is made and entered into by and among MSA Worldwide, LLC, a Pennsylvania limited liability company (“Seller”), Mine Safety Appliances Company, LLC, a Pennsylvania limited liability company (the “Company”), Sag Main Holdings, LLC, a Delaware limited liability company (“Buyer”), and, solely for purposes of Article V hereof, MSA Safety Jacksonville Manufacturing, LLC, a Pennsylvania limited liability company (“MSA Jacksonville”). Seller, Buyer, the Company and, solely for purposes of Article V hereof, MSA Jacksonville, are each referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the sole owner of all of the issued and outstanding limited liability company interests (the “Company Interests”) of the Company;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Company Interests, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the execution and delivery of this Agreement, the board of managers of the Company approved a Plan of Division, which became effective at 9:00 AM EST on January 3, 2023 (the “Plan of Division”), pursuant to which the MSA SJM Assets (as defined in the Plan of Division), the MSA SJM Liabilities (as defined in the Plan of Division) and all Liabilities of the Company other than the Specified Liabilities were allocated to and vested in a new resulting association wholly-owned by Seller (such resulting association, “MSA SJM”), on the terms set forth in the Plan of Division and in accordance with Title 15 of the Pennsylvania Consolidated Statutes (as may be amended from time to time, the “Associations Code”), and, specifically, Sections 361 through 368 of the Entity Transactions Law of the Associations Code (the Plan of Division together with the transactions contemplated thereby, the “Division”; the “Company” as hereinafter used in this Agreement shall mean the “Surviving Company” pursuant to the Plan of Division);

WHEREAS, simultaneously with the Effective Time (as defined in the Plan of Division), MSA SJM merged (the “Merger”) with and into MSA Jacksonville, with MSA Jacksonville surviving the Merger;

WHEREAS, immediately prior to Closing (as defined below), Seller has capitalized the Company with cash in an aggregate amount equal to $341,195,589 (the “Seller Cash Contribution”);

WHEREAS, at the Closing, Buyer shall hereby make an equity contribution (the “Buyer Contribution”) of $35,000,000 in cash to the Company (the “Buyer Contribution Amount”);

WHEREAS, each of the board of managers of the Company and Seller has received a Fairness Opinion prepared by Kroll, LLC, dated December 28, 2022, concerning the fair market value of the MSA SJM Assets and the MSA SJM Liabilities to be allocated to MSA SJM under the Plan of Division and concluding that the capital contribution made by Seller to the Company immediately prior to the Division constitutes fair value for the MSA SJM Assets and the MSA SJM Liabilities; and

WHEREAS, each of the board of managers of the Company and Seller has received a Solvency Opinion prepared by Kroll, LLC, dated December 28, 2022 (the “Solvency Opinion”), concerning the solvency of the Company and, based upon that review and a review of the materials referenced therein, has concluded that the Company is solvent at the time of the Closing and shall be solvent immediately following the Closing, assuming for purposes of such Solvency Opinion that Seller has made the Seller Cash Contribution in cash and Buyer has made the Buyer Contribution;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CLOSING

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby sells, assigns and transfers to Buyer, and Buyer hereby purchases from Seller, the Company Interests free and clear of all Liens (other than Liens on transfer imposed under applicable securities Laws or created by Buyer) (the “Sale”) in exchange for the covenants and agreements of Buyer and the Company contained herein, including the Buyer Contribution.

Section 1.2 Closing Date and Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages on the date hereof substantially concurrently with the Parties’ execution and delivery of this Agreement. The date on which the Closing occurs in accordance with the preceding sentence is referred to as the “Closing Date”.

(b) At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) documentation evidencing transfer of the Company Interests to Buyer free and clear of all Liens (other than Liens on transfer imposed under applicable securities Laws or created by Buyer);

(ii) letters of resignation from the directors and officers of the Company set forth in Section 1.2(b)(ii) of the Disclosure Schedules;

(iii) evidence reasonably acceptable to Buyer that the Company has assets in the form of cash in an aggregate amount equal to $341,195,589;

(iv) a duly executed Internal Revenue Service Form W-9 of Seller; and

(v) evidence of termination of all intercompany agreements, Contracts and transactions solely between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, that are currently effective and binding on the Company and its assets as of Closing, except for those agreements set forth on Section 1.2(b)(v) of the Disclosure Schedules.

(c) Contemporaneously with the Closing, Buyer shall make or cause to be made the Buyer Contribution to the Company and Buyer shall provide or cause to be provided evidence of such Buyer Contribution to Seller.

Section 1.3 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. If Buyer determines that it is required to withhold Tax with respect to any payment under this Agreement (other than compensatory withholding or withholding arising from a failure to comply with Section 1.2(b)(iv)), then Buyer shall give written notice to the payee at least three (3) days prior to making such payment (or, if later, promptly after becoming aware thereof), and shall provide a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate the requirement to withhold Tax with respect to such payment under applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be remitted to the appropriate taxing authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in the Disclosure Schedules, in each case, in accordance with Section 6.5(b), as of the date of this Agreement (except to the extent such representations and warranties are made as of an earlier date, in which case such representations and warranties shall be true and correct only as of such date, and provided that (i) references to the Company in Article II (a) shall exclude MSA SJM as a “resulting association” pursuant to the Division, MSA Jacksonville as the successor by merger of MSA SJM pursuant to the Merger, the MSA SJM Assets, the MSA SJM Liabilities and all Liabilities of the Company other than the Specified Liabilities, for purposes of representations and warranties made as of the date of this Agreement or made with respect to any date following the date of this Agreement, and (b) for the avoidance of doubt, shall include the Company and its assets, liabilities, operations, obligations and other activities prior to the Division (including the MSA SJM Assets and the MSA SJM Liabilities), for purposes of representations and warranties made as of a date that is prior to the effective date of the Division, and (ii) no representations and warranties are made in this Article II with respect to any Specified Liabilities other than the representations and warranties set forth in Section 2.7, Section 2.13(l) and Section 2.14), Seller hereby represents and warrants to Buyer as follows:

Section 2.1 Authority. Each of Seller, MSA Jacksonville, and the Company has full legal right and all requisite power and authority, and has taken all actions necessary, to authorize, execute, perform and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable. The execution, delivery and performance by Seller, MSA Jacksonville and the Company of this Agreement and each other Transaction Document to which it is a party and the consummation by Seller, MSA Jacksonville and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action of Seller, MSA Jacksonville and the Company, as applicable, and no other limited liability company action on the part of the Seller, MSA Jacksonville or the Company is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each of Seller, MSA Jacksonville and the Company has duly executed and delivered this Agreement and each other Transaction Document to which it is a party and, assuming the due authorization, execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party, this Agreement and each such other Transaction Document constitute each of Seller’s, MSA Jacksonville’s and the Company’s legal, valid and binding obligation, enforceable against them, as applicable, in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Limitations”).

Section 2.2 Organization and Power.

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b) MSA Jacksonville is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(c) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the nature of its business makes such qualification or licensing necessary under applicable Law.

(d) True and correct and complete copies of the Constituent Documents of the Company as in effect on the date of this Agreement have been made available to Buyer. The Company is not violation of any material provision of its Constituent Documents.

Section 2.3 Consents and Approvals; No Conflicts.

(a) No filing or registration with, notification to, or authorization, registration, consent, expiration of waiting period or approval of any Governmental Entity is required to be made or obtained by Seller, the Company or any other Affiliate of Seller in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document by Seller, MSA Jacksonville or the Company does not, and the consummation of the transactions contemplated hereby or thereby (including the Division) do not and will not (i) conflict with or result in a violation of any provision of the Constituent Documents of Seller, MSA Jacksonville or the Company; (ii) conflict with or result in a violation of any Law or Order applicable to Seller, MSA Jacksonville, the Company or any of their respective properties or assets; (iii) result in the creation of any Lien (other than a Permitted Lien) upon any assets of, or used by, the Company; or (iv), with or without notice, lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a material violation of, result in the acceleration of or create in any Person the right to modify, suspend, revoke, increase any obligation, accelerate, terminate or cancel any Material Contract (as defined below) (other than any Insurance Policy (as defined below) as to which no representation or warranty is made in this Section 2.3(b)) to which Seller, MSA Jacksonville or the Company are a party or by which either of their respective properties, rights or assets is subject or bound.

(c) Except with respect to Specified Liabilities, there are no Claims pending, or to the Knowledge of Seller, threatened, against Seller or any Affiliate thereof (including MSA Jacksonville) or any of their respective assets, rights or properties or any of the officers or directors of Seller or any Affiliate thereof (including MSA Jacksonville) that would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Neither Seller nor any Affiliate thereof (including MSA Jacksonville) nor any of their respective properties, rights or assets is or are subject to any Order except for those that, individually or in the aggregate, would not reasonably be expected to impair, materially delay, prevent or prohibit the performance of Seller’s, MSA Jacksonville’s and the Company’s obligations under this Agreement.

Section 2.4 Capitalization.

(a) The Company Interests constitute all of the issued and outstanding securities of the Company. All of the Company Interests are duly authorized and validly issued, fully paid and non-assessable and have been issued in compliance with applicable Law and not in violation of: (i) any preemptive rights, rights of first offer, rights of first refusal, purchase option, call option or similar rights; or (ii) the Constituent Documents of the Company. Seller is the owner of all of the Company Interests and upon transfer of the Company Interests to Buyer at the Closing in accordance with this Agreement, good and valid title to all of the Company Interests will pass to Buyer free and clear of any Liens other than any (x) transfer restrictions under applicable federal and state securities Laws, and (y) Liens created by Buyer. The Company does not own any capital stock or equity interests of any other Person.

(b) (i) The Company has not issued or granted nor is bound by any outstanding options, equity-based awards, equity-linked securities, phantom stock, warrants, puts, calls, subscription rights, preemptive rights, rights of first refusal, redemption rights or securities convertible or exchangeable into equity securities of the Company and (ii) the Company is not a party or subject to any Contract obligating the Company to (A) issue, transfer or sell any equity interests of the Company or securities convertible into or exchangeable or exercisable for such equity interests, (B) issue, grant or be bound by any options, equity-based awards, equity-linked securities, phantom stock, warrants, puts, calls, subscription rights, preemptive rights, rights of first refusal, redemption rights or securities convertible or exchangeable into equity securities of the Company or (C) redeem, repurchase or otherwise acquire any equity securities of the Company.

(c) Neither Seller nor the Company is a party to any Contract that restricts the transfer of, that relates to (or that provides a proxy for) the voting of, or that provides registration rights in respect of, the equity interests of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of the Company may vote.

Section 2.5 Financial Statements; Undisclosed Liabilities.

(a) True, correct and complete copies of (i) the unaudited pro forma (after taking into account the consummation of the Division) balance sheet of the Company as of September 30, 2022 (the “Company Accounts”) and (ii) the unaudited pro forma (after taking into account the consummation of the Division and the Merger) balance sheet of MSA Jacksonville as of September 30, 2022 (the “MSA Jacksonville Accounts” and together with the Company Accounts, the “Accounts”) are set forth in Section 2.5 of the Disclosure Schedules. Except as set forth on Section 2.5 of the Disclosure Schedules, the Accounts (A) have been derived from the accounting books and records of the Company, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (C) fairly present, in all material respects, the pro forma (after taking into account the consummation of the Division) assets and liabilities of the Company or MSA Jacksonville, as applicable, as of the date indicated; provided, that the Accounts (x) do not include all corporate charges, footnotes, schedules or normal year-end adjustments, (y) may not reflect the balance sheet of the Company has if it had been conducted as a stand-alone business during the periods indicated therein, and (z) were not restated for subsequent events.

(b) The Company has no Liabilities except for (i) the Specified Liabilities, (ii) those that would be required to be disclosed on a balance sheet in conformity with GAAP, (iii) Liabilities allocated specifically to the Company in the Transaction Documents (including, for the avoidance of doubt, in respect of the Division), and (iv) those that are, following the consummation of the Division, performance obligations under the Material Contracts.

Section 2.6 Absence of Certain Changes or Events. Except as set forth on Section 2.6 of the Disclosure Schedules, as specifically contemplated by any Transaction Document (including this Agreement) or the transactions contemplated thereby (including the Division and the Merger, the “Transactions”), during the period from September 30, 2022 through the date hereof, the Company has conducted its business in the ordinary course and there has not been, in each case solely with respect to the Company during such period, any:

(a) event, occurrence or development that has had, individually or in the aggregate, a material adverse effect on the Company, other than in respect of any Specified Liabilities;

(b) amendment of the Constituent Documents of the Company;

(c) split, combination or reclassification of any membership interests in the Company;

(d) issuance, sale or other disposition of, or creation of any Lien on, any membership interests or other equity interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests or other equity interests in the Company;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Company Accounts;

(g) (i) issue or sell any equity interests of the Company, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any equity interests of the Company, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any equity interests of the Company;

(h) (i) settlement by the Company of any material Claim, (ii) commencement by the Company of any material Claim or other proceeding or (iii) cancellation of any other debts owed to or Claims held by the Company other than, in the case of this sub-clause (iii), in the ordinary course of business consistent with past practice, in each case related to the Specified Liabilities;

(i) (i) amendment or modification in any material respect of any Insurance Policy, (ii) termination of or failure to renew or extend any Insurance Policy, or (iii) entrance into any new Insurance Policy; or

(j) agree to do, approve, or authorize any of the foregoing.

Section 2.7 Claims Database; Pending or Threatened Actions.

(a) Except as set forth on Section 2.7(a) of the Disclosure Schedules, to the Knowledge of Seller, as of December 31, 2022, all pending Claims with respect to Specified Liabilities that have been received by Seller or its Subsidiaries (including the Company) through due service of process on Seller or its Subsidiaries (including the Company) are included in the KCIC Claims Database.

(b) Except as set forth on Section 2.7(b) of the Disclosure Schedules, other than with respect to any Specified Liabilities, there is no pending or, to the Knowledge of Seller, threatened, Action (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and solely in respect of the Company); or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 2.8 Company Material Contracts.

(a) Except as set forth on Section 2.8(a) of the Disclosure Schedules or as contemplated by any Transaction Document (or the Transactions), the Company is not a party to any Contract with rights or obligations remaining in effect as of the date of this Agreement:

(i) that provides for material legal and case management services with respect to Specified Liabilities (excluding any engagement letter with a law firm or other professional advisor of the Company);

(ii) that relates to any joint venture, partnership or other similar agreement or arrangements;

(iii) that is a settlement, conciliation or similar agreement (A) with any Governmental Entity that has any material outstanding liability or obligation after the Closing Date, (B) pursuant to which the Company will have any material outstanding liability or obligation after the Closing Date, or (C) which imposes any equitable or injunctive relief that restricts, in any material respect, the current business or activities of the Company;

(iv) that (A) is a credit agreement, loan agreement, indenture, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money (or guaranteeing the indebtedness for borrowed money of another Person), (B) grants a Lien or restricts the granting of Liens on any property or asset of the Company (excluding any Constituent Documents of the Company), (C) provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or (D) restricts payment of dividends or any distributions in respect of the equity interests of the Company;

(v) that is solely between (A) the Company, on the one hand, and (B) any of Seller or its Affiliates (other than the Company), on the other hand, and which will survive the Closing (excluding any Contract entered into in connection with the transactions contemplated by the Transaction Documents);

(vi) under which the Company (A) leases or subleases any real property from any other Person or (B) leases from any other Person any equipment or other tangible personal property;

(vii) that is a written settlement, coverage-in-place, tolling, buy-out or other similar agreement with one or more insurers with respect to any Specified Liabilities;

(viii) that involves aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ix) that provides for the indemnification by the Company of any Person or the assumption of any liability of any Person;

(x) that is an employment agreement or Contract with any individual independent contractor or consultant (or similar arrangements);

(xi) that is between the Company and any Governmental Entity;

(xii) that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; or

(xiii) that provides for any joint venture, partnership or similar arrangement by the Company.

(b) The Contracts required to be listed on Section 2.8(a) of the Disclosure Schedules are referred to herein as the “Material Contracts.” Except as set forth on Section 2.8(b) of the Disclosure Schedules, Seller or the Company has made available to Buyer true, correct and complete copies of each Material Contract, including any schedules, exhibits and amendments thereto.

(c) (i) Each Material Contract is valid and binding on the Company and is in full force and effect, and, to the Knowledge of Seller, is valid, binding and enforceable on the other parties thereto, subject to the Enforceability Limitations, and (ii) no event or condition exists which constitutes or, after notice or lapse of time or both, would or does constitute a material breach or material default on the part of the Company under any Material Contract or, to the Knowledge of Seller, any other party thereto. Except as set forth on Section 2.8(c) of the Disclosure Schedules, as of the date hereof, the Company is not in a material dispute with a counterparty to a Material Contract, and the Company has not received written notice from any other party to a Material Contract that such other party intends to modify, renew on materially different terms, terminate or fail to renew any such Material Contract.

Section 2.9 Affiliate Transactions. Except for this Agreement, the Plan of Division and the Transactions, or as set forth on Section 2.9 of the Disclosure Schedules, since September 7, 2018, no member of the Seller Group (each, a “Seller Affiliate”), (a) has entered into any Contract with the Company to which the Company will be liable or bound immediately after Closing, (b) has borrowed money from or loaned money to the Company, (c) has any claim or cause of action against the Company or its business or (d) owns, leases, or has any economic or other right, license, title or interest in or to any asset, that is owned, used, or held for use by or necessary or material to the operation of any of the businesses of the Company as it is anticipated to be conducted after the Closing. Upon the consummation of the Sale, there will be no (x) Contracts or other business arrangements, or (y) outstanding or unsatisfied Liabilities of any kind (including inter-company accounts, notes, guarantees, loans, or advances), in each case solely between or among the Company, on the one hand, and a member of the Seller Group, on the other hand, other than Liabilities arising under or pursuant this Agreement or any of the Transaction Documents.

Section 2.10 Environmental Compliance. Except with respect to Specified Liabilities or as set forth on Section 2.10 of the Disclosure Schedules, (i) to the Knowledge of Seller, the Company is in, and since January 1, 2020 has been in, material compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with all material Permits required under Environmental Laws, (ii) there are no pending or unresolved or, to the Knowledge of the Seller, threatened, material Environmental Claims against the Company, and (iii) to the Knowledge of the Seller, there has been no use, treatment, handling, transportation, storage, manufacture, distribution, release, disposal, or presence of, or exposure of any Person to, any Hazardous Substance so as to reasonably be expected to give rise to any material liability or material obligation (contingent or otherwise) for the Company under any Environmental Law. The Company is not party to any Contract that provides for the indemnification by the Company of any Person or the assumption of any liability of any Person, in each case with respect to Environmental Claims, compliance with Environmental Laws, Hazardous Substances or any other environmental liability. This Section 2.10 contains the sole and exclusive representations and warranties regarding Environmental Laws, Environmental Claims, Hazardous Substances and Permits required under Environmental Laws.

Section 2.11 Real Property. After taking into account the transactions contemplated by the Division, the Company does not own any real property or interests in real property or any options to acquire such real property or interests therein.

Section 2.12 Compliance with Laws.

(a) Except as set forth on Section 2.12 of the Disclosure Schedules, the Company is in, and since January 1, 2020 has been in, compliance in all material respects with all applicable Laws. Other than with respect to Specified Liabilities, the Company is not subject to any unsatisfied Order, judgment, injunction, ruling, decision, award or decree of any Governmental Entity imposing any material outstanding liability or obligation or ongoing equitable or injunctive relief that restricts, in any material respect, the current business or activities of the Company.

(b) Since January 1, 2020, neither the Company, nor any of its shareholders, directors, officers, managers or employees, or, to the Knowledge of the Seller, its respective agents, contractors or any other Person acting on behalf of the Company, has (i) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback, or other payment or economic benefit or anything of value to any Person; (ii) paid, established or maintained any funds or assets that have not been recorded in the books and records of any Company; or (iii) otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-corruption or anti-bribery law (collectively, “Anti-Corruption Laws”).

(c) Neither the Company, nor any of its shareholders, directors, officers, managers or employees, or, to the Knowledge of the Seller, its agents, contractors or any other Person acting on behalf of the Company, is a Sanctioned Person or is or has been the subject of debarment or any list-based designations under the Ex-Im Laws, is engaged in, any dealings or transactions with, or for the benefit of, any Sanctioned Person, or is otherwise in violation Sanctions or the Ex-Im Laws. There are no legal, regulatory, or administrative proceedings, filings, orders, or governmental investigations, or any internal or external audits, reviews, or inquiries, alleging or concerning any actual or potential violations by the Company of Sanctions, Anti-Corruption Laws or the Ex-Im Laws.

(d) Except with respect to any Specified Liabilities, there are no Claims (i) pending or to the Knowledge of the Seller, threatened in writing against or affecting the Company or any of its assets, rights or properties or any of their respective officers, employees, managers or directors; or (ii) initiated or threatened in writing by or on behalf of the Company.

(e) The Company does not hold any material Permits.

(f) Without limiting the generality of this Section 2.12, no representations and warranties are made in this Section 2.12 regarding (i) Environmental Laws, Environmental Claims, Hazardous Substances and Permits required under Environmental Laws (which are the subject of Section 2.10) or (ii) Taxes (which are the subject of Section 2.13).

Section 2.13 Taxes.

(a) The Company has timely filed (or caused to be timely filed) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. The Company has timely paid (or caused to be paid) all material Taxes due and payable by it and has withheld and paid all material Taxes that the Company is obligated to withhold from amounts owing to any employee, former employee, independent contractor, shareholder, creditor or any other Person, and complied with all information reporting and withholding provisions of applicable Law.

(b) No material deficiency for any Tax has been asserted or assessed against the Company by a Tax authority in writing, other than any deficiency that has been fully paid, settled or withdrawn. The Company has not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request for any such waiver or extension is currently pending. There are no Liens for Taxes on the assets of the Company other than Liens for Taxes not yet due and payable.

(c) No audit, examination, investigation or other proceeding in respect of any material Taxes or any material Tax Return of the Company is currently ongoing or pending or, to the Knowledge of the Seller, proposed or threatened in writing.

(d) The Company is not and has not been a member of a group (other than any such group that shares a common parent with Seller) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. The Company does not have any liability for Taxes of any Person (other than the Company) arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business the primary subject matter of which is not Tax matters) or otherwise by operation of Law.

(e) The Company is not a party to or bound by nor has any obligation under any Tax allocation, sharing, indemnity, reimbursement or similar agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business the primary subject matter of which is not Tax matters).

(f) No written Claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction (other than any such Claim that has been fully resolved).

(g) The Company has not been a “distributing corporation” nor a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 or 361 of the Code is applicable.

(h) The Company has not participated in a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(i) The Company will not be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a transaction occurring on or prior to the Closing Date, or (vi) use of the deferral method provided for under IRS Revenue Procedure 2004-34 or election under Section 451(c) of the Code, as applicable, in respect of any transaction occurring or payment received prior to the Closing Date. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(j) Since January 4, 2023, the Company has not made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, settled any Tax Claim (as defined below) or assessment, surrendered any right to claim a refund of Taxes, or taken any other similar action, if such action would have the effect of increasing in any material respect the Tax liability of the Company for any period ending after the Closing Date or decreasing in any material respect any Tax attributes of the Company.

(k) The Company (i) does not have any outstanding “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that it has elected to defer the payment of pursuant to Section 2302 of the CARES Act, (ii) has not deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), and (iii) has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(l) Section 2.13(l) of the Disclosure Schedules sets forth (i) each fund, account, trust or other arrangement owned or managed by, affiliated with, or held for the benefit of the Company that is purported to be a “qualified settlement fund” (within the meaning of Treasury Regulation Section 1.468B-1) (each, a “QSF”), and (ii) the amount contributed to each QSF prior to the Closing and the amount of any contributed Claims that have been paid prior to the Closing. Each QSF is and has always been managed and maintained in accordance with all applicable Laws and satisfies the requirements set forth in Treasury Regulation Section 1.468B-1(c). No deduction has been taken with respect to any Specified Liabilities currently taken into account on the Company Accounts other than the portion of such Specified Liabilities for which cash or insurance proceeds have been contributed to a QSF, nor have any such Liabilities been taken into account in an amount realized by Seller.

(m) On January 4, 2023, which is at least one day after the Effective Time (as defined in the Plan of Division), the Company duly executed and timely filed an election on IRS Form 8832 to be classified as a corporation for U.S. federal income Tax purposes effective as of January 4, 2023 (the “Check the Box Election”). The Company held cash and non-insurance assets equal to the amount of the Seller Cash Contribution on or prior to the day preceding the effective date of the Check the Box Election.

(n) The corporate headquarters of Seller and the Company are located at Cranberry Township, Pennsylvania. Neither Seller nor the Company has current plans or intentions to relocate its corporate headquarters (excluding any plans or intentions Buyer may have for the Company).

(o) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(p) No power of attorney has been granted by the Company with respect to any matter relating to Taxes which is currently in force.

(q) The Company has not been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or Order.

(r) The Company is not party to any Contract that provides for the indemnification by the Company of any Person or the assumption of any liability of any Person, in each case with respect to Taxes.

(s) This Section 2.13 contains the sole and exclusive representations and warranties regarding Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes. For the sake of clarity, but without limiting the generality of the foregoing, nothing in Article II of the Agreement (other than Section 2.13(i), Section 2.13(l), Section 2.13(m), and Section 2.13(n)), shall be construed as providing a representation or warranty with respect to the availability in any Tax period (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes.

Section 2.14 Insurance Coverage. To the Knowledge of Seller, Section 2.14 of the Disclosure Schedules identifies all Insurance Policies. True and complete copies in all material respects of such Insurance Policies have been made available to Buyer. To the Knowledge of Seller, neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies. To the

Knowledge of Seller, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. The Pre-1986 Policies were the subject of coverage litigation captioned Mine Safety Appliances Company v. AIU Insurance Company et al., C.A. No. N10C-07-241 (MMJ), in the Superior Court of New Castle County, Delaware, which has been stayed since March 6, 2018, and each of the insurers issuing the Pre-1986 Policies denied their obligations for Asbestos-Related Liabilities, Coal-Related Liabilities, and Silica-Related Liabilities therein. To the Knowledge of Seller, all material correspondence with respect to the Insurance Policies (including correspondence setting forth coverage positions involving Asbestos-Related Liabilities, Coal-Related Liabilities, or Silica-Related Liabilities subsequent to March 6, 2018 and any correspondence setting forth coverage positions related to PFAS-Related Liabilities under the Pre-1986 Policies and the 2016 Policies) has been made available to Buyer.

Section 2.15 Employee Matters.

(a) There are no individuals employed by the Company. The Company is not a party to or otherwise bound by any collective bargaining agreement or other contract or agreement with any labor organization, labor union or other similar representative.

(b) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to (or has a requirement to contribute to), or has any Liability (including Liability with respect to a terminated or prior plan sponsored or contributed to within the past six (6) years) with respect to, any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law at the sole cost of the individual.

(c) There are no pending, or to the Knowledge of Seller, threatened, Claims or Orders (other than routine claims for benefits) with respect to or against any Company Benefit Plan, but only to the extent such Order or Claim could result in a liability to the Company. The Company does not have any current or contingent liability or obligation under Title IV of ERISA or Section 4980B or 4980H of the Code by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Neither the execution and delivery of this Agreement nor the transactions contemplated herein (either alone or in combination with any other event) will (i) result in any payment becoming due to any former director, officer, employee or individual independent contractor of the Company or (ii) result in the acceleration of the time of payment, vesting or funding or the forfeiture of any benefits or compensation provided to or payable to any former director, officer, employee or individual independent contractor of the Company, in each case, with respect to which the Company will have any liabilities or obligations at and following the Closing.

Section 2.16 Brokers. Neither Seller, nor the Company or their respective Affiliates have engaged any bankers, brokers or other persons who may be paid a fee as a result of the transactions contemplated by this Agreement for which Buyer or its Affiliates (including the Company following the Closing) may be liable.

Section 2.17 No Other Representations or Warranties. Except for the representations and warranties of Buyer in Article III, Seller acknowledges that neither Buyer nor any Person acting on its behalf has made, and shall not be deemed to have made, any other express or any implied representations or warranties whatsoever and specifically (but without limiting the generality of the foregoing) that neither Buyer nor any Person acting on its behalf makes any representation or warranty with respect to any forecasts, projections or estimates provided by Buyer or any Person acting on its behalf to Seller, any of Seller’s Affiliates or any Person acting on any of their behalf. Seller has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in the Disclosure Schedules, Buyer hereby represents and warrants to Seller and the Company as of the date of this Agreement as follows:

Section 3.1 Authority. Buyer has full legal right and all requisite power and authority, and has taken all actions necessary to authorize, execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby in accordance with the terms of this Agreement and the other Transaction Documents, as applicable. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action of Buyer, as applicable and no other limited liability company action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer has duly executed and delivered this Agreement and each other Transaction Document to which it is a party and, assuming the due authorization, execution and delivery by Seller and the Company of this Agreement and each other Transaction Document to which it is a party, this Agreement and each such other Transaction Document constitute Buyer’s legal, valid and binding obligation, enforceable against it in accordance with their terms, except as limited by the Enforceability Limitations.

Section 3.2 Organization and Power.

(a) Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business in the jurisdiction in which it operates.

(b) True, correct and complete copies of the Constituent Documents of Buyer as in effect on the date of this Agreement have been made available to Seller. Buyer is not in violation of any provision of its Constituent Documents.

Section 3.3 Consents and Approvals; No Conflicts.

(a) No filing or registration with, notification to, or authorization, registration, consent, expiration of waiting period or approval of any Governmental Entity is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document by Buyer does not, and the consummation of the transactions contemplated hereby or thereby do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both): (i) any provision of the Constituent Documents of Buyer; (ii) any Law or Order applicable to Buyer or any of its properties or assets; or (iii) any Contract to which Buyer is a party.

Section 3.4 Legal Proceedings. There are no Claims pending, or to the Knowledge of Buyer, threatened against Buyer or any Affiliate thereof or any of their respective assets, rights or properties or any of the officers or directors of Buyer or any Affiliate thereof that could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Neither Buyer nor any Affiliate thereof nor any of their respective properties, rights or assets is or are subject to any Order except for those that, individually or in the aggregate, could not reasonably be expected to impair, materially delay, prevent or prohibit the performance of Buyer’s obligations under this Agreement.

Section 3.5 Brokers. Neither Buyer nor any of its Affiliates have engaged any bankers, brokers or other persons who may be paid a fee as a result of the transactions contemplated by this Agreement for which the Company, Seller or any of their respective Affiliates may be liable.

Section 3.6 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud present or future creditors or claimants of the Company. Upon and immediately following the Closing (after giving effect to all of the transactions and agreements contemplated by this Agreement), Buyer will be Solvent.

Section 3.7 No Other Representations or Warranties.

(a) Buyer acknowledges that: (i) it has had access to the books and records, contracts, agreements and documents, and employees, agents and Representatives of the Company, Seller and such other Affiliates of Seller as it deems necessary or advisable in connection herewith; and (ii) Buyer has had an opportunity to seek accounting, legal, actuarial and other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby.

(b) Buyer acknowledges and agrees that it has only relied on the representations, warranties and statements of Seller and the Company set forth in Article II and that none of Seller, the Company, their Affiliates or any other Person acting on their behalf has made, and shall not be deemed to have made, any other express or any implied representations, warranties or statements whatsoever (whether written or oral).

(c) In furtherance of the foregoing, Buyer acknowledges and agrees that neither Seller, the Company, their Affiliates, nor any Person acting on their behalf has made (and Buyer is not relying on) any representations or warranties (including any information provided in the data room, by email, orally, written or otherwise) (i) with respect to any of the Specified Liabilities or any forecasts, projections, estimates or information regarding the amount, number or disposition of any of the Specified Liabilities or (ii) with respect to the amount (if any) that may be collectible under (or otherwise obtainable in connection with) any of the Insurance Policies (which are being provided on an “as is where is” basis) or any forecasts, projections, estimates or information regarding such amounts; provided that the foregoing does not limit the express scope of the representations and warranties set forth in Section 2.7, Section 2.13(l) and Section 2.14.

(d) Buyer acknowledges and agrees that payments to be made on account of the Specified Liabilities, or any portion thereof, may be materially greater than, and may be required to be made at an earlier time than, any amounts set forth in the consolidated financial statements of Seller and its Affiliates, the Project Horizon Confidential Information Memorandum, the Company Accounts and other materials, forecasts, projections, estimates or information that may have been provided to (or discussed with) Buyer or its Representatives, including any materials in the data room, by email, orally, written or otherwise.

(e) Buyer acknowledges and agrees that the amount (if any) that may be collectible under (or otherwise obtainable in connection with) any of the Insurance Policies may be materially less than any amounts set forth in the consolidated financial statements of Seller and its Affiliates, the Project Horizon Confidential Information Memorandum, the Company Accounts and other materials, forecasts, projections, estimates or information that may have been provided to (or discussed with) Buyer or its Representatives, including any materials in the data room, by email, orally, written or otherwise.

ARTICLE IV

COVENANTS

Section 4.1 Transferred Books and Records.

(a) At the Closing (or thereafter pursuant to the transition services agreement entered into by certain of the Parties, among others, at the Closing (the “Transition Services Agreement”)), Seller will deliver, cause to be delivered or make available to the Company (i) all books and records relating to the Specified Liabilities which are contained in the KCIC Claims Database or the NOVUS Database, respectively, in the same form in which such books and records are stored, organized and maintained by the Company in the ordinary course of business prior to the Closing and (ii) a copy of the Solvency Opinion (collectively, the “Transferred Books and Records”). To the extent that Transferred Books and Records transferred pursuant to this Section 4.1(a) include documents, communications, information, or material relating to the Specified Liabilities that (i) are protected from disclosure by the attorney-client privilege, the attorney work-product doctrine, or any other privilege or protection and (ii) the Company, prior to the Closing, owned the information and the right to waive any privilege with respect thereto, such documents, communications, information or materials shall belong to the Company after the Closing (“Specified Liabilities Privileged Materials”). For the avoidance of doubt, Buyer acknowledges and agrees, for itself and on behalf of its Affiliates (including the Company following the Closing), that (x) Seller may maintain electronic copies of the Transferred Books and Records (other than Specified Liabilities Privileged Materials), (y) Transferred Books and Records and Specified Liabilities Privileged Materials required to be transferred pursuant to this Section 4.1(a) shall not include (1) materials subject to Section 6.12 or (2) materials as to which Seller or any of its Affiliates (other than the Company prior to Closing) was the exclusive owner of the information and the right to waive any privilege with respect thereto, including materials not subject to a joint defense between the Company prior to Closing and the Seller or any of its Affiliates or as to which there was not a common interest between the Company prior to Closing and the Seller or any of its Affiliates, and (z) Seller shall be permitted to retain on a USB drive or other digital media a copy of the data room as of the Closing Date. Notwithstanding anything to the contrary in this Section 4.1(a), all Seller Books and Records will be retained by Seller following the Closing in accordance with Seller’s bona fide document retention policies.

(b) After the Closing, Seller will, and will cause its Affiliates and Representatives to, afford to Buyer, the Company and their Representatives (at Buyer’s sole expense), reasonable access during normal business hours upon reasonable notice by Buyer (i) to the Seller Books and Records relating to the Specified Liabilities, other than those subject to Section 6.12, and other than those already delivered to Buyer, the Company and their Representatives at or after the Closing, and Buyer, the Company and their Representatives shall be entitled to make and keep copies of such Seller Books and Records, and (ii) to Seller Books and Records as are reasonably necessary to assist in the preparation or filing of any Tax Return or compliance with any audit, examination or investigation relating to the tax or financial affairs of the Company. Notwithstanding anything to the contrary in this Agreement (including with respect to any requirement for Seller to cooperate with Buyer or the Company following Closing), (A) prior to expiration of the Transition Services Agreement, any access to Seller Books and Records shall be governed solely under, and subject to the terms of, the Transition Services Agreement and the limited services described therein and (B) following the expiration of the Transition Services Agreement, such access shall not exceed the scope of the services as specified in Schedule A to the Transition Services Agreement (including any limitations upon such services) and Seller shall be reimbursed as agreed upon in writing by Seller and Buyer, with such reimbursement to be no less than the amounts established in Schedule A to the Transition Services Agreement.

(c) After the Closing, Buyer will, and will cause the Company and its Representatives to, afford to Seller and its Representatives (at Seller’s sole expense), access (i) to the Transferred Books and Records during normal business hours upon reasonable notice by Seller and Seller shall be entitled to make and keep copies of the Transferred Books and Records (other than Specified Liabilities Privileged Materials), and (ii) to such employees of Buyer or its Subsidiaries (including the Company) as is reasonably necessary to resolve any Claims for which Seller or its Affiliates may be responsible.

(d) All information received pursuant to this Section 4.1 that is not generally available to the public shall be kept confidential by the Party obtaining such information, subject to any disclosure (i) to such Party’s Representatives that are subject to confidentiality obligations (with such Party responsible for any breach of confidentiality by such Representatives) or (ii) that is required to be made by such Party in order to comply with a subpoena, discovery request, applicable Law or the rules or regulations of any securities exchange upon which its securities or the securities of its Affiliates are traded provided that reasonable notice (and consultation to the extent practicable) shall be provided to the other Party prior to any such disclosure. Notwithstanding the foregoing, neither Buyer nor Seller (or their respective Affiliates) shall be required to provide such access or furnish such information if it in good faith reasonably believes that doing so would be reasonably be expected to (w) significantly interfere with the business or operations of such Party; (x) breach or violate any applicable Law or Order, (y) result in the loss of attorney-client privilege, work-product protection or any other privilege or protection, or (z) violate any confidentiality obligation with respect to such information, provided that in each case of (w), (x), (y) and (z) the Parties agree to collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set forth in (w), (x), (y) or (z).

Section 4.2 Post-Closing Distributions.

(a) During the period ending six (6) years following Closing (the “First Transfer Restriction Period”), the Company shall not, and Buyer shall cause the Company not to, directly or indirectly (including by merger, combination, dissolution, splitting, division, divisive merger, amalgamation or otherwise by operation of law), (A) make any dividend, distribution, payment or other transfer of cash or other assets (including by a loan or other intercompany agreement) to Buyer or any of its current or future Affiliates or (B) assume, guarantee or otherwise become liable or responsible for liabilities or obligations of Buyer or any of its current or future Affiliates (the transactions described in (A) or (B), each, a “Transfer”). During the period commencing immediately after the First Transfer Restriction Period and ending ten (10) years following Closing, the Company shall not, and Buyer shall cause the Company not to, directly or indirectly, undertake or effect any Transfer unless (i) the Company has obtained an actuarial valuation report as to the undiscounted aggregate amount of the Specified Liabilities of the Company from an independent third party actuarial firm with expertise in valuing mass tort product liability claims, that is dated and issued to the Company no more than three (3) months prior to the Transfer; (ii) such Transfer is (1) consummated in accordance with applicable Laws in force and effect from time to time under which the Company is subject and (2) would not be reasonably expected to be or give rise to an avoidable transfer, fraudulent transfer, or fraudulent conveyance (as such terms are defined under applicable Laws in force and effect from time to time under which the Company is subject); (iii) any loan or other lending arrangement under which a Transfer is effected (which, for the avoidance of doubt, shall be subject to the other provisions of this Section 4.2) shall only be made by the Company to a creditworthy Affiliate of Buyer at such time with a maturity or duration of less than twelve (12) months after providing the Seller with the latest audited financial statements and an up-to-date balance sheet of such Affiliate of Buyer; (iv) prior to such Transfer, the Company shall have provided to Seller (or a member of the Seller Group designated by Seller) a solvency opinion from a nationally recognized valuation firm or investment bank regarding the Transfer, which opinion concludes that the Company is Solvent immediately prior to the Transfer and shall be Solvent immediately after giving effect to the Transfer; and (v) following the Transfer, the Company shall have adequate funds to cover the payment, performance and discharge of Specified Liabilities as such liabilities fall due and become payable (and any costs and expenses related to defense of such matters and any insurance coverage litigation) and all operating expenses (including expenses with respect to employees, office space and other administrative expenses, if any). Notwithstanding anything to the contrary set forth in this Section 4.2, Buyer shall not, and shall cause its Affiliates not to, transfer, directly or indirectly, the equity of the Company (including by merger, reorganization, consolidation or operation of law) for a period of ten (10) years following Closing; provided that, following the tenth (10th) anniversary of the Closing, nothing in this Section 4.2 shall restrict the transfer, directly or indirectly, of the equity of the Company, so long as following such transfer Buyer, the Company and such transferee remain subject to the covenants and indemnities of this Agreement, including indemnification obligations set forth in Article V. The Company shall not, and Buyer shall cause the Company not to, form any Subsidiary of the Company. Each of Buyer and the Company hereby agrees that it shall not, and shall cause their respective Affiliates not to, amend, restate or otherwise modify the limited liability company agreement of the Company in contravention of this Section 4.2. For the avoidance of doubt, nothing contained in this Section 4.2 is intended to limit the Company’s ability to pay or agree to pay any Management Fees (as defined below) to Buyer or its Affiliates, to the extent in compliance with Section 4.10.

Section 4.3 Publicity. In connection with the execution of this Agreement, Buyer and Seller (or their applicable Affiliates) may issue a mutually agreed press release (as to both content and timing) regarding the transactions contemplated herein; provided that each Party shall be permitted an opportunity to review the press release of the other Party prior to its publication, and thereafter no Party shall issue a separate press release regarding the transactions contemplated herein without the prior written approval of the other Parties (not to be unreasonably withheld, conditioned or delayed). Except as provided in the Non-Disclosure Agreement (subject to the terms and conditions therein, including the termination provisions) and Section 4.9 of this Agreement, the Parties shall not otherwise be subject to confidentiality obligations with respect hereto; provided, further, that notwithstanding the Non-Disclosure Agreement, but subject to Section 4.8 of this Agreement, the Parties (and their Affiliates) may disclose information (a) about the transactions contemplated herein (but not non-public information regarding the other Parties) to other Persons, including current or prospective investors and analysts or (b) as may be required or advisable (in the good faith judgment of such Party or its outside counsel) under applicable Law or the rules or regulations of any securities exchange upon which its securities or the securities of its Affiliates are traded. Notwithstanding anything to the contrary in this Section 4.3, Seller shall be permitted to communicate with current or prospective investors and analysts details regarding this Agreement and the transactions contemplated by this Agreement in a manner consistent with Seller’s bona fide investor relations strategies.

Section 4.4 Director & Officer Indemnification.

(a) For a period of six (6) years after the Closing, Buyer will cause the Company to (i) indemnify, defend and hold harmless to the fullest extent permitted under applicable Law, all past and present managers, employees, agents, directors and officers of the Company (each in such capacities and, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any Liabilities, costs, expenses or other Losses (including reasonable attorneys’ fees and expenses) incurred in connection with any Claims (whether asserted before or after the Closing) arising out of acts or omissions occurring at or prior to the Closing related to, or arising out of, the Specified Liabilities in connection with such Company Indemnified Party having served as a manager, director, officer, agent or employee of the Company or any of its current or former Subsidiaries or having served at the request of the

Company or any of its current or former Subsidiaries as a manager, director, officer, agent or employee of any other corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other business, and (ii) provide, to the greatest extent permitted under applicable law, advancement of expenses to each Company Indemnified Party from the Company pursuant to either the Constituent Documents of the Company or indemnification agreements with the Company, in each case as in effect as of the date of this Agreement, subject to receipt of an undertaking from such Company Indemnified Party to repay such advanced amounts if it is determined by a court of competent jurisdiction in a final judgment that such Company Indemnified Party was not entitled to indemnification. Buyer shall cause the Company to honor all indemnification agreements subject to this Section 4.4(a) with any Company Indemnified Party in effect as of the date of this Agreement.

For the avoidance of doubt, this Section 4.4(a) shall only require Buyer to cause the Company to provide indemnification or advance expenses to any Company Indemnified Party for Claims related to the Specified Liabilities.

(b) Any obligation on the part of Seller and its Subsidiaries or their respective insurers, including any directors’ and officers’ liability insurance policy of the Seller, to indemnify or advance expenses to any Company Indemnified Party shall be secondary to the obligations of Buyer and the Company pursuant to this Section 4.4, and each of Buyer and the Company irrevocably waive, relinquish and release Seller and such Subsidiaries from any and all claims Buyer or the Company may have against Seller and its Subsidiaries for contribution, subrogation or any other recovery of any kind in respect thereof. For the avoidance of doubt, the foregoing does not limit the indemnification obligations of Seller pursuant to Article V.

(c) Without limiting the restrictions in Section 4.2, in the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, in each such case, Buyer shall cause proper provision to be made so that such successor or assign of the Company assumes the obligations set forth in this Section 4.4.

(d) The provisions of this Section 4.4 are intended to be for the benefit of, and will be enforceable by, the Company Indemnified Parties following the Closing and are in addition to, and not in substitution for, any other rights to indemnification, advancement or contribution that any such Person may have by Law, Contract or otherwise.

Section 4.5 Tax Matters.

(a) Tax Returns.

(i) Seller shall timely prepare or cause to be timely prepared and shall timely file or cause to be timely filed with the appropriate taxing authorities (A) any combined, consolidated, affiliated, unitary, or similar Tax Return that includes Seller or any of its Affiliates, on the one hand, and the Company, on the other hand (a “Combined Tax Return”), and (B) all other Tax Returns of the Company for any Pre-Closing Tax Period (as defined below) (a “Company Pre-Closing Tax Return”). Seller shall timely pay all Taxes due with respect to any Tax Return described in this Section 4.5(a)(i). With respect to any Company Pre-Closing Tax Return filed after the Closing Date, Seller shall prepare or cause to be prepared each such Company Pre-Closing Tax Return on a basis consistent with past practices of the

Company except to the extent such past practices are not likely to be upheld under applicable Law at a “more likely than not” level of confidence. With respect to any Company Pre-Closing Tax Return filed after the Closing Date (other than non-income Tax Returns relating to the MSA SJM Assets), Seller shall (x) deliver a completed draft of said Tax Return to Buyer for Buyer’s review and comment at least ten (10) days prior to the filing thereof, and (y) reflect any reasonable comments of Buyer to the extent there is not a “more likely than not” level of comfort for Seller’s position on the Company Pre-Closing Tax Returns referred to in the preceding clause (x). For the avoidance of doubt, Seller shall provide to Buyer for review the Check the Box Election as well as any notices from the IRS received in response to the filing of the Check the Box Election.

(ii) Buyer shall prepare or cause to be prepared all Tax Returns of the Company for all taxable periods ending after the Closing Date. Tax Returns for Straddle Periods shall be prepared on a basis consistent with past practices of the Company except to the extent such past practices are not likely to be upheld under applicable Law at a “more likely than not” level of confidence. With respect to any income Tax Returns for Straddle Periods, Buyer shall (x) deliver a completed draft of said Tax Return to Seller for Seller’s review and comment at least ten (10) days prior to the filing thereof, and (y) reflect any reasonable comments of Seller to the extent there is not a “more likely than not” level of comfort for Buyer’s position on the Tax Returns referred to in the preceding clause (x). Seller shall timely pay to Buyer all Taxes due with respect to any Tax Return described in this Section 4.5(a)(ii) that is allocable to the portion of any Straddle Period ending on the Closing Date.

(iii) Neither Seller nor any of its Affiliates shall take any deduction with respect to any Specified Liabilities (including associated legal fees) to the extent currently taken into account on the Company Accounts (other than the portion of such Specified Liabilities for which cash or insurance proceeds have been contributed to a QSF or paid to plaintiffs prior to the Closing Date) nor will Seller or any of its Affiliates take any such Liabilities into account in determining an amount realized by Seller.

(b) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) In the case of Taxes not described in (i) above (such as Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such Tax period ended as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(c) To the extent permitted under applicable Law, the taxable year of the Company that includes the Closing Date shall close at the end of the day on the Closing Date for all income Tax purposes, and all income Tax Returns shall be filed consistently with the foregoing.

(d) Buyer, the Company and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder; provided that nothing in this Section 4.5(d) shall require a Party to provide the other Party with any portion of any Combined Tax Return, including any schedules or workpapers with respect thereto, other than the pro forma tax returns of the Company that are prepared in connection with any Combined Tax Return.

(e) With respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), to the extent such action would reasonably be expected to have the effect of increasing the liability of Seller for Taxes pursuant to Article V of this Agreement, Buyer shall cause the Company not to (i) make, change or rescind any Tax election, (ii) amend any Tax Return, (iii) file any Tax Return in a jurisdiction in which the Company did not file previously (unless Buyer reasonably determines that such filing is necessary based on a change in circumstances occurring after the taxable period in respect of any previously filed Tax Return and notifies Seller), (iv) engage in any voluntary disclosure or similar process with any taxing authority, (v) extend the statute of limitations with respect to any Tax, in each case except to the extent required by applicable Law. Buyer and its Affiliates shall not be permitted to make an election under Section 338 of the Code (or any similar election under state or local Tax law) with respect to the transactions contemplated by this Agreement, and Buyer and Seller and their respective Affiliates shall not be permitted to make an election under Section 336(e) of the Code (or any similar election under state or local Tax law) with respect to the transactions contemplated by this Agreement.

(f) Tax Claims.

(i) With respect to any Tax audit or similar administrative or judicial proceeding for Taxes of the Company related to a Pre-Closing Tax Period (other than a Straddle Period) for which a claim for indemnification pursuant to this Agreement could be made (a “Tax Claim”), Seller shall, solely at its cost and expense, control all such Tax Claims; provided, however, that with respect to any

Tax Claim covering a Company Pre-Closing Tax Return (A) Buyer shall have the right to fully participate (at its expense) in any such Tax Claim with counsel of its own choosing, (B) Seller shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Claim, (C) Seller shall first consult, in good faith with Buyer, before taking any action with respect to the conduct of such Tax Claim, (D) Seller shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (E) Seller shall defend such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim, and (F) Seller shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if Buyer or one of its Affiliates would suffer adverse consequences as a result.

(ii) Buyer shall control all Tax Claims (other than any Tax Claim in respect of a Combined Tax Return) related to a Straddle Period; provided, however, (A) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Claim, (B) Buyer shall first consult with Seller in good faith before taking any significant action in connection with such Tax Claim, (C) Buyer shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (D) Buyer shall defend such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim, (E) Seller shall be entitled to participate (at its expense) in such Tax Claim and attend any meetings or conferences with the relevant Governmental Entity, and (F) Buyer shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Claim with respect to (i) any Tax Return of Seller or any of its Affiliates (other than the Company) or (ii) any Combined Tax Return; provided, however, that in the case of a Tax Claim with respect to a Combined Tax Return that relates to Taxes of the Company, Seller shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Claim.

(iv) Notwithstanding anything to the contrary in this Agreement, including the foregoing clauses of this Section 4.5(f), in the case of any audit, claim, exam, contest or similar administrative or judicial proceeding for Taxes of the Company or any of its Affiliates (i) with respect to the tax treatment or deductibility of a Specified Liability, including any payments or defense costs associated therewith or (ii) that could reasonably be expected to impact any Tax attributes of the Company, in each case, Buyer shall have all the rights (and Seller shall have all the obligations) described in the clauses (B) – (E) of Section 4.5(f)(i) with respect to such Tax audit or proceeding.

(v) Failure to comply with any of the foregoing clauses of this Section 4.5(f) shall not affect Buyer’s right to indemnification or Seller’s obligation to provide indemnification under this Agreement where such failure did not materially prejudice Buyer’s or Seller’s, as the case may be, position or defense as a result thereof.

(g) Transfer Taxes. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges, but excluding any Foreign Subsidiary Taxes (collectively and subject to the exclusion, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Party required by applicable Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, as applicable, join in the execution of any such Tax Returns and other necessary and required documentation.

(h) Tax Refunds and Credits. Seller shall be entitled to the amount of any refund (or credit in lieu of a refund) of Taxes attributable to the Company for any Pre-Closing Tax Period or which relate to the portion of a Straddle Period ending on and including the Closing Date. Buyer shall, if Seller so reasonably requests and at Seller’s expense, file for and obtain or cause its relevant Affiliates to file for and obtain any refunds or credits with respect to such Tax periods; provided, that Buyer shall not be required to take any action to the extent such action is reasonably expected to have a non-de minimis adverse impact on Buyer or any of its Affiliates. Seller shall have the right to control the conduct of any such claim for any Pre-Closing Tax Period at Seller’s sole cost and expense; provided that, except in the case of a Combined Tax Return (i) Seller shall keep Buyer reasonably informed regarding the status of any such claim, (ii) Buyer shall have the right to participate fully in any such proceeding, including selecting counsel of its choosing to represent Buyer and (iii) Seller shall not settle or compromise any such claim without obtaining the advance written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Payments pursuant to this Section 4.5(h) shall be made in immediately available funds within fifteen (15) days of the actual receipt or realization of the applicable refund or credit and shall include, for the avoidance of doubt, any interest paid thereon, but shall be net of any reasonable and documented out-of-pocket expenses of Buyer and any Taxes in respect of the receipt or accrual of such refund or credit.

(i) Unified Loss Rule Election. Notwithstanding anything herein to the contrary, to the extent Treasury Regulation Section 1.1502-36 is applicable to Seller or any other member of a combined, consolidated, affiliated, unitary, or similar group that includes Seller or any Affiliate thereof with respect to the sale of the Company Interests pursuant to this Agreement, each relevant entity shall make, or shall cause to be made, a valid and timely election pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5) to reduce the basis in the Company Interests by the “attribute reduction amount,” as defined in Treasury Regulation Section 1.1502-36(d)(3), so as to avoid any reduction to the Company’s Tax “attributes” (as described in Treasury Regulation Section 1.1502-36(d)(4)) and shall not make any other election under Treasury Regulation Section 1.1502-36.

(j) Tax Agreements. All Tax allocation, Tax sharing, Tax indemnity and similar Contracts (other than any customary Contracts with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business and for which the primary purpose is not the sharing, allocation or indemnification of Taxes) binding upon the Company shall be terminated with respect to the Company effective upon the Closing and, after the Closing, neither the Company nor any of its Affiliates shall have any further rights or liabilities thereunder.

(k) Tax Treatment. The Parties intend to treat and, as applicable, report the Check the Box Election as an exchange pursuant to Section 351 of the Code, and will take no position, and cause any of their Affiliates not to take any position, inconsistent with the foregoing unless otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code.

Section 4.6 Administration of Claims Post-Closing Related to Specified Liabilities. Following the Closing, Seller will notify the Company in a timely manner in writing of any Claims with respect to the Specified Liabilities for which Seller or its Affiliate receives service of process, or any attempt for service of process (through any means) and which Claims have not been served on the Company (or any proper agent thereof); provided that (i) if Seller notifies the Company on or before the date that is fifteen (15) Business Days after the date Seller or its Affiliate have accepted service of process, that notification shall be considered “timely” for purposes of this Section 4.6 and there shall be no limitation of any sort on the right for any Seller Indemnified Party (as defined below) to be indemnified pursuant to Article V in respect of such Claim and (ii) if Seller notifies the Company after the date that is fifteen (15) Business Days after the date Seller or its Affiliate have accepted service of process, there shall be no limitation of any sort on the right for any Seller Indemnified Party to be indemnified pursuant to Article V in respect of such Claim, except in the case of this clause (ii) to the extent of any increased Losses which are actually incurred by Buyer or the Company and which materially prejudice Buyer or the Company as a result of such failure or delay. The notice shall set forth in reasonable detail the date and nature and basis of such claim to the extent known by Seller at the time of submitting such notice; provided that it is understood and agreed that transmittal (including by email or other electronic means) to the Company of a copy of the summons or complaint served on Seller or its Affiliate alleging any Specified Liability shall satisfy such notice requirement. The Company will promptly assume defense of any Claims with respect to any Specified Liability (regardless of whether initially received by the Company or by Seller or its Affiliates) and take such actions (1) as are necessary to actively pursue such defense in a manner reasonably intended to mitigate and minimize any Losses related thereto and (2) as are reasonably necessary for the Company (and not Seller or any Affiliate thereof) to be named as the defendant therein provided that, with respect to this clause (2), in connection with removing Seller (and any Affiliate thereof) as a defendant named therein, Seller will reasonably cooperate with the Company with respect thereto, including with respect to the prompt provision of information reasonably requested by the Company in relation to such Claim that is reasonably available to Seller. Should the Company fail to reasonably seek for the Company (and not Seller or any Affiliate thereof) to be named as the defendant therein, after reasonable notice to the Company, Seller has the right to seek dismissal of itself or any Affiliate from any Claim that should have named the Company as the defendant in a Specified Liability case, and, for the avoidance of doubt, Seller will continue to be indemnified pursuant to Article V for any costs and expenses (or other indemnifiable Losses) incurred by or on behalf Seller in connection therewith. Neither the Company nor Buyer shall require the prior approval of

Seller or any of its Affiliates to consent to the entry of any judgment or enter into any settlement or payment with respect to such Claim pursuant to this Section 4.6; provided that any such settlement shall not (A) impose an injunction or other equitable relief upon Seller or its Affiliates, (B) involve a finding or admission of any violation of applicable Law or the rights of any Person by Seller or its Affiliates or other wrongdoing by Seller or its Affiliates or (C) impose any payment requirements upon Seller or its Affiliates. In the event the Company or Buyer, on one hand, and Seller, on the other hand, dispute whether a Liability asserted by a Claim constitutes a Specified Liability (such Claim, a “Disputed Claim”), Buyer and the Company, on the one hand, and Seller, on the other hand, shall cooperate in good faith to promptly resolve such dispute; provided that, if so requested by Buyer contained in a written notice to Seller of a Disputed Claim involving a Liability set forth on Section 4.6 of the Disclosure Schedules, Seller shall provide reasonable supporting materials as to the basis for which Seller believes that a Disputed Claim constitutes a Liability set forth on Section 4.6 of the Disclosure Schedules. If a Disputed Claim is not so resolved, such Disputed Claim will be treated as involving or relating to Specified Liabilities and will comply with all obligations applicable to Specified Liabilities under this Agreement with respect to such Disputed Claim until either (x) an agreement is reached between Seller and Buyer that such Disputed Claim does not involve Specified Liabilities or (y) there has been a Final Determination that any such Disputed Claim does not involve Specified Liabilities. Additionally, if the Seller or its Affiliates are named as defendants in connection with any Disputed Claim, Seller or its Affiliates shall have the right (but not the obligation) to assume defense of any such Disputed Claims in accordance with the procedures set forth in Section 5.3, mutatis mutandis, and, for the avoidance of doubt, Seller will continue to be indemnified pursuant to Article V for any costs and expenses (or other indemnifiable Losses) incurred by or on behalf of Seller or its Affiliates in connection therewith if either (x) an agreement is reached that such Disputed Claim involves or relates to Specified Liabilities or (y) there has been a Final Determination that any such Disputed Claim involves or relates to Specified Liabilities.

Section 4.7 Recovery Rights. Following the Closing, in the event (a) Buyer or the Company fails to promptly (and in any event within thirty (30) Business Days of Buyer becoming actually aware that such Recovery Right(s) is exercisable) exercise any applicable Recovery Rights in connection with a matter against which Seller is to be indemnified pursuant to Article V and Buyer and the Company fail to so indemnify Seller, Seller shall be provided the opportunity to exercise such Recovery Rights following prior written notice to Buyer; and (b) the Parties become aware of any Recovery Rights related to Specified Liabilities that are not in the name of the Company, to the extent permitted by the underlying Contracts governing such Recovery Rights, Seller shall promptly assign or cause the assignment of such Recovery Rights to the Company for no additional consideration, subject to the terms of this Section 4.7.

Section 4.8 Names of the Company.

(a) Seller hereby grants to the Company for a period of one (1) year immediately following the Closing (the “License Term”) a non-exclusive, non-transferable, non-sublicensable, worldwide license to use the Seller Names (as defined below) solely in a factual manner to the extent reasonably necessary for the Company to defend and settle any pending or future Claim arising out of, related to or in connection with the Specified Liabilities. Any goodwill accruing from such use will inure solely to Seller’s benefit. As promptly as practicable, but in any event prior to the expiration of the License Term, the Company shall, and Buyer shall cause the Company to, change the name of the Company to any name which does not contain any Seller Name.

(b) From and after the earlier of (i) the expiration of the License Term and (ii) the date upon which the name of the Company is changed pursuant to Section 4.8(a), the Company shall not, and Buyer shall cause the Company not to, change its name to any name, or otherwise use any name in the conduct of their respective businesses, that contains the word “MSA”, “Mine Safety” or “Mine Safety Appliances” or any other current name of Seller or any of its Affiliates (or any variation of any of the foregoing or anything confusing similar thereto) (collectively, the “Seller Names”). For purposes of this Section 4.8, “use” of the Seller Names shall include any reference to any of the Seller Names in any publication, advertisement, press release, promotion, commercial, conference, convention or other public-facing medium or forum. From and after the Closing Date, the Company shall, and Buyer shall cause the Company to, correct the use of any of the Seller Names in any such public-facing medium or forum and in any pending or future Claim arising out of, related to or in connection with the Specified Liabilities. Buyer and the Company shall reasonably cooperate with Seller and its Affiliates in changing the use of the Seller Names in connection with any products that were manufactured by the Company prior to the Division, including in respect of any product approvals relating thereto.

Section 4.9 Confidentiality. Seller acknowledges that any material non-public information it may have regarding the Specified Liabilities or the Insurance Policies (other than materials subject to Section 6.12 or any information as to which Seller is the exclusive owner of the information and the right to waive any privilege with respect thereto), is the property of the Company (such information, collectively, the “Proprietary Information”). Accordingly, Seller agrees that it shall not, directly or indirectly through any third party or Affiliate, disclose to any unauthorized Person (other than as is required to be disclosed in connection with bona fide compliance, Tax or regulatory activity or in respect of an exit or sale transaction, provided that each such recipient is subject to customary confidentiality obligations) any Proprietary Information without the Company’s or Buyer’s prior written consent. Proprietary Information shall not include any information that (a) becomes available to the public other than as a result of acts or omissions to act of Seller or any of its Affiliates, (b) is required to be disclosed pursuant to (i) any subpoena, discovery request, or other applicable Law (it being agreed that Seller shall, to the extent legally permissible, provide Buyer or the Company with prompt written notice of any such requirement prior to disclosure of any such Proprietary Information so that Buyer or the Company may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 4.9) or (ii) the rules and regulations of any stock exchange or national market system upon which the securities of Seller or any Affiliate of Seller are listed, including the filing of any Current Report on Form 8-K or other appropriate filings with the Securities and Exchange Commission, or (c) is used in connection with any Claim to which the Seller or any of its Affiliates is or becomes a party. Notwithstanding anything to the contrary in the Non-Disclosure Agreement or this Agreement, upon the Closing, the Non-Disclosure Agreement shall remain in full force and effect in accordance with its terms with respect to Buyer and its Affiliates and Seller and its Affiliates (other than the Company), including in respect of all Evaluation Material (as defined in the Non-Disclosure Agreement) of the Seller Group; provided that, solely with respect to Proprietary Information which does not constitute Evaluation Material of the Seller Group, the confidentiality obligations of Buyer and the Company pursuant to the Non-Disclosure Agreement shall terminate effective upon the Closing.

Section 4.10 Management Fees. Buyer and the Company agree that any investment management fees, liability management fees, run-off management fees, monitoring fees, administrative fees, oversight service fees and any similar such fees arising out of, related to or in connection with the ownership, management or operation of the Company payable by the Company to Buyer or its applicable Affiliate following the Closing (collectively, “Management Fees”) shall be reasonable and comparable to those charged in similar arm’s length transactions and not in excess of what Buyer would be charged by its Affiliates for similar services. For a period of six (6) years from Closing, Buyer agrees that the Management Fees shall be determined in accordance with Exhibit A-1 hereto. For the avoidance of doubt, the guidelines on Management Fees contained in this Section 4.10 and Exhibit A-1 shall not apply to any unaffiliated third party costs and expenses that may be incurred by and reimbursed to Buyer or its Affiliates, including for third party administrators.

Section 4.11 Investment Guidelines. Each of Buyer and the Company agree that any investments by or on behalf of the Company in funds or funding vehicles of Buyer or any of its current or future Affiliates permitted under Section 4.2 shall be made in a reasonable and prudent manner, reasonably matched with expected liquidity requirements and in accordance with the guidelines set forth on Exhibit A-2 hereto.

Section 4.12 Seller Insurance Policies. Following the Closing, Seller, Buyer and the Company shall, to the extent reasonably requested by Buyer and at Buyer’s own expense, each cooperate in good faith to make available to the Company any benefits or coverage related to Specified Liabilities under the Insurance Policies. Seller and its Affiliates shall not be responsible to the extent that Losses are within any applicable deductible or retention amounts or are otherwise unrecoverable under any of the Insurance Policies. This Agreement shall in no way limit the ability of Seller or its Affiliates to submit claims under any insurance policy, other than the Insurance Policies.

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date hereunder and continue in full force and effect until the date that is the second (2nd) anniversary of the Closing Date, except that the Fundamental Representations shall survive until sixty (60) days following the expiration of the applicable statute of limitations. The covenants in this Agreement that require performance after the Closing shall survive in accordance with their terms. For the avoidance of doubt, other than with respect to indemnification pursuant to Section 5.2(a)(i) and Section 5.2(b)(i), the indemnification obligations contained herein represent the Parties’ intention to allocate certain liabilities and obligations and are not claims for breach in any respect, thus the Parties intend for such provisions to remain in effect after Closing in perpetuity. Notwithstanding the foregoing, all representations and warranties contained in Articles II and III of this Agreement related to any claim asserted pursuant to Article V within the relevant time period set forth in this Section 5.1 shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made.

Section 5.2 Indemnification.

(a) By MSA Jacksonville. From and after the Closing, subject to the terms and limitations in this Section 5.2, MSA Jacksonville agrees to defend, indemnify and hold harmless Buyer, the Company and their respective present and future Affiliates on and after the Closing and each of their respective managers, officers, directors, employees, agents and other Representatives (each, a “Buyer Indemnified Party”) from and against any and all Losses, relating to, arising out of or attributable to:

(i) any breach of or inaccuracy in any representation or warranty of Seller in Article II of this Agreement; provided, however, that Seller has not made any representations or warranties regarding Specified Liabilities or the Insurance Policies and shall not provide any indemnification with respect to any Specified Liabilities and the Insurance Policies, except solely to the extent of any breach of Section 2.7, Section 2.13(l) or Section 2.14 and subject to the other limitations set forth herein;

(ii) any breach of or failure by Seller to perform, or cause to be performed, any of the covenants or obligations contained in this Agreement or the other Transaction Documents that contemplate performance at or following Closing;

(iii) all fees and expenses of counsel, accountants, consultants and advisors to Seller or the Company or any of their respective Affiliates arising or incurred prior to or upon the Closing in connection with the preparation, negotiations, execution and performance of this Agreement and the transactions contemplated herein (or any other similar or alternative transaction contemplated by the Seller prior to the Closing), other than fees and expenses which are the subject of Section 6.3;

(iv) (A) any liability or obligation for Taxes of Seller or any of its Affiliates (other than the Company) for any Tax period, (B) any liability or obligation for Taxes of the Company, for any Tax period ending on or before the Closing Date (“Pre-Closing Tax Period”) or with respect to any Tax period that begins on or before and ends after the Closing Date (“Straddle Period”) for the portion thereof ending on the Closing Date, (C) any liability or obligation (as a result of Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law) for Taxes of any Person (other than the Company) which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary, aggregate or similar Tax Return, with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, (D) any liability or obligation for Taxes of any Person (other than the Company) arising as a transferee or successor, by contract, or otherwise by operation of Law, which liability arises as a result of an event or transaction occurring prior to the Closing, (E) any Transfer Taxes payable by Seller pursuant to Section 4.5(g), (F) any liability or obligation for Taxes as a result of a breach of a covenant or warranty in Section 4.5, (G) for the avoidance of doubt, any Taxes arising from the Division or (H) any liability or obligation for Foreign Subsidiary Taxes for any Tax period; and

(v) (A) any actual or alleged actions, omissions, events, occurrences or circumstances that occurred prior to, or relate to the period of time prior to, the Closing, (B) the Liabilities arising prior to the Closing described on Exhibit B, and (C) any Environmental Claims, causes of action and other liabilities and obligations of or against Seller, any of its Affiliates or the Company arising under or relating to Environmental Laws or Hazardous Substance arising out of the properties, products, operation, conduct, business or activities of the Seller, its Affiliates or the Company prior to the Closing; provided that in each case of the foregoing this clause (v) shall not apply with respect to any Specified Liabilities, Insurance Policies or Taxes.

Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 5.2(a)(i):

(x) with respect to any given claim for Losses, unless such claim is individually (or when aggregated with claims arising out of the same or similar facts and circumstances) in excess of $50,000 (the “Individual Basket Amount”) (it being understood that the Buyer Indemnified Parties may recover for the full amount of such Losses (and not just the excess) once the claim exceeds such Individual Basket Amount);

(y) until the aggregate Losses of the Buyer Indemnified Parties that individually exceed the Individual Basket Amount exceed on a cumulative basis an amount equal to $3,450,000 (the “Deductible”), whereupon the Buyer Indemnified Parties shall be entitled to recover for the aggregate Losses of the Buyer Indemnified Parties that individually exceed the Individual Basket Amount that are in excess of the Deductible; and

(z) in a cumulative aggregate amount (taking into account all amounts paid by MSA Jacksonville pursuant to Section 5.2(a)(i) hereunder) exceeding $8,625,000;

provided that solely with respect to Losses relating to any breach or inaccuracy of any Fundamental Representation, clauses (x) and (y) above shall not apply and clause (z) above shall be deemed (solely as it applies to the Fundamental Representations) to include the Buyer Contribution Amount in lieu of “$8,625,000”.

(b) By Buyer and the Company. From and after the Closing, Buyer and the Company agree to, jointly and severally, defend, indemnify and hold harmless Seller, MSA Jacksonville and their present and future Affiliates and each of their respective managers, officers, directors, employees, agents and other Representatives (each, a “Seller Indemnified Party”) from and against any and all Losses, relating to, arising out of or attributable to:

(i) any breach of or inaccuracy in any representation or warranty of Buyer in this Agreement;

(ii) any Specified Liability; and

(iii) any breach of or failure by Buyer or the Company to perform, or cause to be performed, any of the covenants or obligations contained in this Agreement or the Transaction Documents.

Notwithstanding anything herein to the contrary, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 5.2(b)(i):

(x) with respect to any given claim for Losses, unless such claim is individually (or when aggregated with claims arising out of the same or similar facts and circumstances) in excess of the Individual Basket Amount (it being understood that the Seller Indemnified Parties may recover for the full amount of such Losses (and not just the excess) once the claim exceeds such Individual Basket Amount);

(y) until the aggregate Losses of the Seller Indemnified Parties that individually exceed the Individual Basket Amount exceeds on a cumulative basis an amount equal to the Deductible, whereupon the Seller Indemnified Parties shall be entitled to recover for the aggregate Losses of the Seller Indemnified Parties that individually exceed the Individual Basket Amount that are in excess of the Deductible; and

(z) in a cumulative aggregate amount (taking into account all amounts paid by the Buyer pursuant to Section 5.2(b)(i) hereunder) exceeding $8,625,000;

provided that solely with respect to Losses relating to any breach or inaccuracy of any Fundamental Representation, clauses (x) and (y) above shall not apply and clause (z) above shall be deemed (solely as it applies to the Fundamental Representations) to include the Seller Cash Contribution in lieu of “$8,625,000”.

(c) Exclusive Remedy. Other than with respect to breaches of covenants contained in this Agreement (for which the remedy of specific performance or injunctive relief is available) or Fraud, indemnification pursuant to this Article V shall be the sole and exclusive remedy from and after the Closing with respect to any matter arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement, and the Parties hereto hereby waive and release any other rights, remedies, causes of action, or claims that either of them have or that may arise against any other Party with respect thereto. Buyer acknowledges and agrees that Buyer Indemnified Parties and their respective Affiliates may not assert any Claim against any Person or any Representative of such Person other than MSA Jacksonville (other than Seller solely to the extent set forth in Section 5.5) with respect to a Claim for indemnification under Article V of this Agreement.

(d) Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be entitled to any indemnification arising out of any Losses (i) for any Taxes arising in any taxable period (or portion thereof) beginning after the Closing Date attributable to a claim pursuant to Section 5.2(a)(i) for a breach of the representations in Section 2.13 other than the representations in Section 2.13(e), Section 2.13(i), Section 2.13(j), Section 2.13(k), Section 2.13(l), Section 2.13(m), Section 2.13(n), Section 2.13(p), Section 2.13(q) or Section 2.13(r), (ii) for Taxes arising from actions of Buyer or its Affiliates on the Closing Date after the Closing outside the ordinary course of business, (iii) as a result of any election under

Section 338 or 336(e) of the Code (or any similar election under state or local Tax law) with respect to the transactions contemplated by this Agreement or (iv) for any Taxes that are due to the unavailability in any Tax period (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes, except to the extent arising from a breach of Section 2.13(i), Section 2.13(l), Section 2.13(m), Section 2.13(n), Section 4.5(f) or Section 4.5(i).

(e) No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may be subject to indemnification under multiple provisions of this Article V). Buyer agrees to the extent any Seller Indemnified Party has a right to recovery under this Article V, Seller has the right, on behalf of such Seller Indemnified Party, to recover from Buyer and the Company (including whether or not a Claim has been asserted by a third party against Seller, such Seller Indemnified Party, Buyer or the Company).

Section 5.3 Procedure for Indemnification for Breach of Representations and Warranties.

(a) Any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) seeking indemnification under Section 5.2(a)(i) or Section 5.2(b)(i) (except indemnification claims with respect to Section 5.2(a)(i) which arise under Section 2.13 or Section 5.2(a)(iv), both of which shall be governed by Section 4.5(f)) shall, in the case of a Buyer Indemnified Party, promptly notify in writing MSA Jacksonville and, in the case of a Seller Indemnified Party, promptly notify in writing Buyer or the Company, as applicable (any such notice, a “Notice of Claim”); provided, however, that no delay on the part of any Indemnified Party in providing such notice shall adversely affect the rights of the Indemnified Party under Section 5.2 except to the extent that the Indemnifying Party (as defined below) is actually and materially prejudiced by such failure. The Notice of Claim shall set forth in reasonable detail (i) the date and nature and basis of such claim and (ii) a good faith estimate of the amount of such claim (if known and quantifiable). The Indemnified Party shall provide any information reasonably requested by MSA Jacksonville, Buyer or the Company, as the case may be, in relation to such claim.

(b) If a claim for indemnification is with respect to a Claim under Section 5.2(a) or 5.2(b) by a third-party against an Indemnified Party, (i) MSA Jacksonville, in the case of a claim by a Buyer Indemnified Party and (ii) Buyer or the Company, in the case of a claim by a Seller Indemnified Party (MSA Jacksonville, Buyer or the Company, as applicable, the “Indemnifying Party”), shall be entitled (but not obligated) to defend the Indemnified Party against such Claim with counsel selected by the Indemnifying Party (subject to the reasonable approval of the Indemnified Party) at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld); provided that such consent of the Indemnified Party shall not be required if the judgment or proposed settlement (i) releases the Indemnified Party and its Affiliates from all liability or obligation in connection with such Claim, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party or its Affiliates but involves solely the payment of money damages for which the Indemnified Party will be fully indemnified and (iii) does not involve a finding or admission of any violation of applicable Law or other wrongdoing by the Indemnified Party or its Affiliates or of the rights of any Person by the Party. If the Indemnifying Party elects to assume the defense of such a Claim, (x) the Indemnifying Party shall use commercially reasonable efforts in the defense or settlement of such Claim; (y) the Indemnified Party shall, at the Indemnifying Party’s sole cost and expense, cooperate in all reasonable respects with the Indemnifying Party and its professional advisors in such defense, and (z) the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Claim with its own counsel, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense; provided that, in the event representation of both the Indemnified Party and the Indemnifying Party by the same counsel (that was engaged by the Indemnifying Party) would represent a conflict of interest for such counsel under applicable standards of professional conduct for attorneys, the Indemnifying Party will pay the reasonable fees and expenses of such counsel. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability (or to actions or omissions which could reasonably be expected to result in such liability) with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.4 Procedure for Indemnification for Breach of Company and Buyer Indemnity. Any indemnification Claims under Section 5.2(b)(ii) shall be governed by reference to, and subject to the terms of, Section 4.6 of this Agreement. In the event of any conflict between the procedures set forth in this Article V and Section 4.6, the procedures set forth in Section 4.6 shall control. Notwithstanding anything to the contrary in Section 5.3, the cooperation of any Indemnified Party in respect of a Specified Liability, including in respect of any Disputed Claim, shall be governed solely under, and subject to the terms of, the Transition Services Agreement and the limited services described therein, and, immediately upon the expiration or earlier termination of the Transition Services Agreement, such cooperation shall no longer be required directly or indirectly of Seller or any of its Affiliates.

Section 5.5 Limited Guaranty. Seller hereby unconditionally and irrevocably guarantees to Buyer, on a subordinated basis, secondary to MSA Jacksonville and not as a primary obligor, the due and punctual performance of the obligations of MSA Jacksonville under Article V of this Agreement for a period of six (6) years following the Closing Date (the “Limited Guaranty”). In no event shall Seller be obligated to make payments to any Buyer Indemnified Party with respect to the Limited Guaranty that in the aggregate exceed an amount equal to the product of two (2) times the Buyer Contribution Amount, it being understood that this Limited Guaranty may not be enforced against Seller with respect to any amount in excess thereof. Buyer and the Company hereby agree that in no event shall Seller be required to pay any amounts to any Buyer Indemnified Party under, with respect to, or in connection with the Limited Guaranty other than as expressly set forth herein. Notwithstanding any other provision of this Agreement, Buyer and the Company hereby agree that Seller may assert, as a defense to any payment by Seller under this Section 5.5, any claim, set-off, deduction or defense that MSA Jacksonville could assert against Buyer or the Company under the terms of this Agreement or that could otherwise be asserted by MSA Jacksonville against Buyer or the Company in any Action by Buyer or the Company against MSA Jacksonville.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects with respect to any of the terms contained herein only in a writing signed by each of Buyer and Seller.

Section 6.2 Extension; Waiver. Each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Parties contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 6.3 Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such fees and expenses whether or not the transactions contemplated hereby are consummated.

Section 6.4 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally or by electronic mail so long as confirmation of delivery is obtained or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a)	if to Buyer or the Company (following the Closing), to:

Sag Main Holdings, LLC

Two Logan Square, Suite 600

Philadelphia, PA 19103

Attention: Andy Pinkes; Chris Reichow

Email: andy.pinkes@rqih.com; Chris.reichow@rqih.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

Attention: David Alberts; Vikram Sidhu

Email: DAlberts@mayerbrown.com; VSidhu@mayerbrown.com

(b)	if to Seller or to MSA Jacksonville, to:

MSA Worldwide, LLC

c/o MSA Safety Incorporated 1000 Cranberry Woods Drive

Cranberry Township, PA 16066

Attention: General Counsel

Email: contracts@msasafety.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Kenneth Kansa, Thomas Labuda Jr. & Alexis Cooper

Email: kkansa@sidley.com, tlabuda@sidley.com & acooper@sidley.com

Section 6.5 Entire Agreement; Disclosure Schedules.

(a) This Agreement, the Disclosure Schedules, Exhibits, the Transaction Documents and the Non-Disclosure Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules, Exhibits, the Transaction Documents and the Non-Disclosure Agreement (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

(b) The Disclosure Schedules constitute an integral part of this Agreement as if fully rewritten herein and shall be considered incorporated herein. The information and disclosures set forth on any particular section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference with respect to all other sections of the Disclosure Schedules to the extent that the applicability of such information and disclosures to such other sections of the Disclosure Schedules is reasonably apparent on the face of such information or disclosures. The inclusion of any information or disclosure in the Disclosure Schedules shall not be deemed an admission that such information or disclosure is material for the purposes of this Agreement. The inclusion of any information or disclosure in the Disclosure Schedules relating to any possible breach or violation of any contract or Law will not be construed as an admission or indication that any such breach or violation exists or has actually occurred. Unless the Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any section of the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement. The inclusion of any item in the Disclosure Schedules is not intended to imply that the items so included, or other items, are or are not required to be disclosed and no Party shall use the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Schedules is or is not required to be disclosed for purposes of this Agreement. Matters reflected in any section of the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

The headings contained in the Disclosure Schedules are for convenience of reference only, do not themselves form a part of the Disclosure Schedules and shall not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedules. The attachments to the Disclosure Schedules form an integral part of the Disclosure Schedules and are incorporated by reference for all purposes as if set forth fully therein.

Section 6.6 Third Party Beneficiaries. This Agreement is not intended to confer any rights (including the right to rely upon the representations, warranties and covenants set forth herein), benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns, except that (a) the provisions of Section 4.4 shall be enforceable by each Company Indemnified Party and his or her heirs, executors or administrators and Representatives and (b) the provisions of Article V shall be enforceable by each Seller Indemnified Party and Buyer Indemnified Party (as applicable) and his, her or its heirs, executors or administrators and Representatives.

Section 6.7 Severability. If any term, provision, covenant or restriction (or part thereof) of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto.

Section 6.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that Seller shall be permitted to assign this Agreement to any Person acquiring all or substantially all of its assets; provided further that no assignment shall limit or reduce the assignor’s obligations hereunder; and provided further that any direct or indirect merger, change of control, equity sale or issuance or other reorganization of Seller shall not constitute an assignment hereunder.

Section 6.9 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of Law that would require or permit the application of the Laws of another jurisdiction, except where the internal affairs doctrine of the State of Delaware would refer to the laws of the Commonwealth of Pennsylvania with respect to the Company’s or the Seller’s limited liability company power, authority, authorization or Constituent Documents.

Section 6.10 Exclusive Jurisdiction. Each of the Parties (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware in the City of Wilmington, or, if such court does not have subject matter jurisdiction, any court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this

Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware in the City of Wilmington, or, if such court does not have subject matter jurisdiction, any court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 6.4.

Section 6.11 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware in the City of Wilmington or, if such court does not have subject matter jurisdiction, any court of the State of Delaware, without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.12 Legal Representation.

(a) Sidley Austin LLP (“Sidley”) has acted as counsel for Seller, the Company and their Affiliates (prior to and including the Closing) (collectively, the “Company Parties”) in connection with the other Transaction Documents and the Transactions, including but not limited to the Division (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including Buyer or any of its Affiliates (including the Company and its Subsidiaries following the Closing). Only the Company Parties shall be considered clients of Sidley in the Acquisition Engagement. If Seller so desires, Sidley shall be permitted, without the need for any future waiver or consent, to represent any of the Company Parties (other than the Company) after the Closing in connection with any matter related to the matters contemplated by any of the other Transaction Documents or any disagreement or dispute relating thereto and may in connection therewith represent the Representatives or Affiliates of Seller in any of the foregoing cases, including in any action, dispute, litigation or other adversary proceeding against, with or involving Buyer, the Company or any of its Subsidiaries following the Closing or any of their Representatives or Affiliates.

(b) To the extent that communications between, among, or involving Seller, the Company, its Subsidiaries or any of their Affiliates, Sidley or any other lawyer (including, for the avoidance of doubt, in-house counsel for the Seller, its Affiliates, and, prior to the Closing, the Company and its Affiliates) relate to the Acquisition Engagement (in the case of the Company and its Subsidiaries prior to Closing), such communication and any files or work product shall be deemed to be attorney-client confidences that belong solely to Seller (the “Privileged Communications and Materials”). Neither Buyer nor any of its Affiliates, including the Company following the Closing, shall access any such Privileged Communications and Materials. Without limiting the generality of the foregoing, Buyer and the Company each acknowledge and agree, for itself and on behalf of their respective Affiliates, upon and after the Closing: (i) Seller shall be the sole holders of the attorney-client privilege of the Company Parties with respect to the Privileged Communications and Materials, and neither Buyer nor any of its Affiliates, including the Company and its Subsidiaries following the Closing, shall be a holder thereof; (ii) to the extent that files or work product in respect of the Acquisition Engagement constitute property of a client, only Seller shall hold such property rights of any Company Parties and have the right to waive or modify such property rights; and (iii) no lawyer or law firm shall have any duty whatsoever to reveal or disclose any such Privileged Communications and Materials to Buyer or any of its Affiliates, including the Company following the Closing, by reason of any attorney-client relationship between such lawyer and the Company Parties or otherwise; provided that, to the extent any communication is both related and unrelated to the Acquisition Engagement, Seller shall provide upon request appropriately redacted versions of such communications, files or work product to Buyer or its Affiliates, including the Company and its Subsidiaries following the Closing. Notwithstanding the foregoing, in the event that a dispute arises following the Closing between any of Buyer, the Company or any of its Subsidiaries or their Affiliates, on the one hand, and Seller or any of the Company Parties (other than the Company), on the other hand, concerning the matters contemplated in any of the Transaction Documents, Buyer, for itself and on behalf of its Affiliates, and the Company and its Subsidiaries following the Closing and their Affiliates, agrees that Buyer, the Company and its Subsidiaries following the Closing and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the Privileged Communications and Materials against Seller or any other Company Party.

(c) Without limitation of the foregoing, any other communication between, among, or involving Seller, the Company, its Subsidiaries or any of their Affiliates and any Representative of Seller, the Company, its Subsidiaries or any of their Affiliates (other than Sidley), or any other third person, prior to the Closing and relating to the Acquisition Engagement shall be deemed confidential information of Seller, and from and after the Closing, such communications shall be deemed to be confidential information that belongs solely to Seller. Prior to the Closing, the Company shall be entitled to transfer possession of such communications (including any tangible and intangible copies of such communications) to Seller. Notwithstanding the foregoing, in the event that a dispute arises between any of Buyer or the Company or its Subsidiaries following the Closing or their Affiliates, on the one hand, and Seller, on the other hand, concerning the matters contemplated in any of the Transaction Documents, Buyer, for itself and on behalf of its Affiliates and the Company and its Subsidiaries following the Closing, agrees that Buyer, the Company and its Subsidiaries following the Closing and their Affiliates shall not offer into evidence or otherwise attempt to use or assert any of the foregoing communications against Seller.

Section 6.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile, DocuSign or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 6.14 Further Assurances. Each Party shall, and shall direct its respective Affiliates and Representatives to, cooperate and take, or direct to be taken, all appropriate actions and execute all documentation and obtain any approvals as reasonably requested by the other Party or any of its Affiliates as may be required to carry out the provisions of the Transaction Documents and to consummate the Transactions, including, for the avoidance of doubt, to effectuate the intent of the allocation of assets and liabilities in accordance with the Division. Notwithstanding the foregoing, the obligations of each Party set forth in this Section 6.14 shall not apply to the provision of limited services described in the Transition Services Agreement, which matters, including any cooperation or action by the applicable Parties with respect thereto, shall be governed solely under, and subject to the terms of, the Transition Services Agreement.

Section 6.15 Interpretation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Schedules. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. All documents and other information “made available”, “provided”, “furnished” and similar phrases shall mean only such documents or other information uploaded to the data room (the “data room”) as at 10:00 am (New York City time), one (1) Business Day prior to the date of this Agreement. The phrase “ordinary course of business” shall mean with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice, including with respect to timing, frequency and magnitude. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.16 Definitions. The following terms and those set forth in the Index of Defined Terms shall have the meanings specified in this Section 6.16 or on the corresponding page number of the Index of Defined Terms:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of which a Party has received written notice, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, such first Person.

“Asbestos-Related Liabilities” means all Liabilities, notwithstanding the theory of liability alleged in any applicable Claim, including any Claim based on theories of veil piercing or successor liability, relating to, arising out of, or attributable to (by operation of law, or otherwise) asbestos or asbestos-containing materials or the actual or alleged development of any asbestos-related illness, disease, or condition relating to any such actual or alleged exposure. As used in this Agreement, “Asbestos-Related Liabilities” include (i) any employee Claims (excluding Claims under workers compensation programs) of the Company, (ii) any contractual or indemnification obligations that may be owed to any third party by the Company, (iii) any claims relating to products of any kind alleged to contain asbestos, including but not limited to heat-protective clothing or textiles, and (iv) all claims relating to any alleged failure of respiratory protection equipment or any products related thereto to protect any person from exposure to asbestos or asbestos-containing materials of any kind. Notwithstanding the foregoing, and for the avoidance of doubt, “Asbestos-Related Liabilities” does not include any Liabilities of Seller or any of its Subsidiaries (other than the Company) that are unrelated to products manufactured, sold or distributed by, and the operations of, the Company or its predecessors.

“Business Day” means any day except a Saturday, a Sunday or other day on which banking institutions in New York, New York are authorized or required by Law to be closed.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Claim” means any demand, claim, action, cause of action, cross-claim, counterclaim, legal proceeding (whether at law or in equity), controversy, investigation, arbitration, hearing, audit or suit, including as commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any other Person, and including any attorneys’ lien, contract, indemnity, contribution, sum, account or other obligation with respect thereto.

“Coal-Related Liabilities” means all Liabilities, notwithstanding the theory of liability alleged in any applicable Claim, including any Claim based on theories of veil piercing or successor liability, relating to, arising out of, or attributable to (by operation of law, or otherwise) the actual or alleged exposure (including bystander or secondary exposure) to coal or substances or materials containing coal (including coal dust, particulate matter containing coal, or rock or stone containing coal) or the actual or alleged development of coal workers pneumoconiosis (commonly known as “black lung disease”), silicosis, or any other disease or condition relating to such actual or alleged exposure. As used in this Agreement, “Coal-Related Liabilities” include (i) any employee Claims (excluding Claims under workers compensation programs) of the Company, (ii) any contractual or indemnification obligations that may be owed to any third party by the Company, and (iii) any alleged failure of respiratory protection equipment or any products related thereto to protect any person from coal dust, rock dust, or any other form of coal-containing dust or coal-containing substance of any kind. Notwithstanding the foregoing, and for the avoidance of doubt, “Coal-Related Liabilities” does not include any Liabilities of Seller or any of its Subsidiaries (other than the Company) that are unrelated to products manufactured, sold or distributed by, and the operations of, the Company or its predecessors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means (i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA); (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit (as defined in section 3(3) of ERISA); or (iii) any employment agreement or consulting agreement; in each case, maintained by, sponsored by, or participated in by the Company, or with respect to which the Company is a party, has a commitment to create, or has any Liability (including such Liability on account of a plan of an ERISA Affiliate).

“Constituent Documents” means, with respect to any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means, with respect to any Person, any note, bond, debenture, mortgage, indenture, deed of trust, license, sublicense, sales order, lease, agreement or other contract, agreement, commitment, instrument or obligation, to which such Person is a party, in each case, including all amendments, supplements or other modifications thereto.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Disclosure Schedules” means the Disclosure Schedules attached hereto, dated as of the date of this Agreement, delivered by Seller to Buyer in connection with this Agreement.

“Environmental Claims” means any Claims, Orders, notices or information requests received from or made by any Governmental Entity or other Person regarding any actual or alleged violation of or liability under any Environmental Law; provided that in no event shall any Specified Liabilities be considered Environmental Claims for any purpose under this Agreement.

“Environmental Law” means any Law concerning pollution, or protecting the environment, quality of the ambient air, soil, surface water or groundwater or natural resources, or human health and safety as related to exposure to any Hazardous Substance, in each case to the extent not related to Specified Liabilities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder.

“Final Determination” means the entry of a judgment by a court of competent jurisdiction (as defined in Section 6.10 of this Agreement) for which either the expiration of any time to appeal or review the judgment has expired or, if any appeal is filed and not dismissed or withdrawn, issuance of a decision upholding the judgment on appeal in all material respects, which is no longer subject to review upon appeal or other review as of right, and the expiration of the time for filing any petition for discretionary review, including re-argument, reconsideration, or leave to further appeal.

“Foam or Foam-Related Equipment” means all assets, products, equipment, data, information, or liabilities relating to the Company’s historic foam business as outlined in the Contract of Sale to Chemguard Incorporated that the Company executed December 15, 1997.

“Foreign Subsidiary Taxes” means any Taxes, including for the avoidance of doubt any withholding Taxes (including any Taxes imposed on the failure to withhold), capital gain Taxes, or income Taxes, (i) imposed on any Subsidiary of the Company, or (ii) imposed on the Company, Buyer or any Affiliate of the Buyer in connection with the ownership, transfer, sale, dissolution, liquidation, or division of any Subsidiary of the Company.

“Fraud” means actual and intentional common law fraud (but not, for the avoidance of doubt, fraud based on constructive knowledge, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party, as determined in accordance with the Laws of the State of Delaware, with respect to the making of any representation or warranty by such Party set forth in this Agreement.

“Fundamental Representations” means (i) in respect of Seller’s indemnification obligations under Section 5.2(a)(i), the representations and warranties set forth in Sections 2.1, 2.2(a), 2.2(b), 2.3(b)(i), 2.4 and 2.16 and (ii) in respect of Buyer’s indemnification obligations under Section 5.2(b)(i), the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.6 and 3.7.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means, anywhere in the world, any supranational, national, federal, state, provincial, municipal, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency, regulatory body or self-regulatory body (including any securities exchange), governmental commission, department, board, bureau, agency or instrumentality, court, public or private arbitral body or other tribunal.

“Hazardous Substance” means any substance, material, or waste that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” or “hazardous waste”, or that gives rise to liability or standards of conduct, under any Environmental Law (but in each case excluding any substance or material resulting in Specified Liabilities).

“Insurance Policies” means (a) all general liability insurance policies carried by, or maintained on behalf of, the Company covering policy periods ending on or before April 1, 1986, that are not subject to coverage-in-place settlements or similar agreements (the “Pre-1986 Policies”), (b) all general liability insurance policies carried by, or maintained on behalf of, the Company covering the period from May 1, 2016 to May 1, 2017 (the “2016 Policies”), and (c) all coverage-in-place settlements or similar agreements concerning general liability insurance policies to which the Company will be liable or bound immediately after Closing.

“KCIC Claims Database” means the claims database managed by KCIC LLC on behalf of the Company.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) with respect to Seller, the persons set forth on Section 6.16(a) of the Disclosure Schedules and (b) with respect Buyer, the persons set forth in Section 6.16(b) of the Disclosure Schedules.

“Law” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, act, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Liabilities” means any and all current and future filed or unfiled Claims, actions, causes of action, demands, cross-claims, counterclaims, attorneys’ liens, obligations, contracts, indemnities, contribution obligations, suits, debts, sums, accounts, controversies, rights, damages (including punitive damages), costs, attorneys’ fees, Losses, expenses, or liabilities whatsoever (whether contingent, accrued, matured, unmatured, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, inchoate, or otherwise) together with any fines, penalties, damages, or equitable relief that may be imposed, including in each case all costs and expenses relating thereto.

“Lien” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, charge, encumbrance, or security interest of any kind or nature whatsoever.

“Losses” means all actual direct or indirect claims, liabilities, obligations, settlements, losses, fines, costs, expenses, Taxes, judgments, payments, deficiencies or damages (including out-of-pocket expenses and reasonable fees and expenses of professional advisors including attorneys), and, in each case, which, for purposes of clarity, shall include costs of recovery in connection with the exercise of remedies under this Agreement.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement between R&Q Insurance Holdings Ltd. and Seller, dated as of August 1, 2022.

“NOVUS Database” means the database managed by Novus Law, LLC on behalf of the Company.

“Order” means any order, writ, consent, decree, injunction, determination, judgment, award, injunction or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Permit” means any governmental license, waiver, permit, certificate, registration or authorization.

“Permitted Lien” means (i) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established to the extent required by GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, including statutory liens, in each case incurred in the ordinary course of business to secure claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company Accounts, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) statutory landlords’ Liens and Liens granted to landlords under any lease, (v) Liens representing any interest or title of a lessors, licensor, sublessor, or sublicensor under any lease, sublease, license or sublicense and (vi) Liens or encumbrances imposed on the underlying fee interest in real property subject to a lease, for each of limbs (iv), (v) and (vi), such Liens which do not materially impair the occupancy or use of the relevant lease sublease, license or sublicense by the Company for the purposes for which it is currently used in connection with its business. Notwithstanding anything to the contrary, Permitted Liens include any Liens arising out of or resulting from Specified Liabilities or Environmental Claims.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof, and for the avoidance of doubt shall include any “group” (as set forth in Section 13(d)(3) of the Exchange Act) of Persons.

“PFAS” means substances classified as or alleged to belong to the family of fluorinated organic chemicals known as Per- and Polyfluoroalkyl Substances, a class of organic chemicals containing at least one fully fluorinated carbon atom.

“PFAS- or Foam-Related Liabilities” means all Liabilities, notwithstanding the theory of liability alleged in any applicable Claim, including any Claim based on theories of veil piercing or successor liability, relating to, arising out of, or attributable to (by operation of law, or otherwise) (i) PFAS, or (ii) Foam or Foam-Related Equipment. As used in this Agreement, “PFAS- or Foam-Related Liabilities” include (i) any employee Claims (excluding Claims under workers compensation programs) of the Company, (ii) any contractual or indemnification obligations that may be owed to any third party by the Company, (iii) any breach of warranty claims, and (iv) any alleged failure of respiratory protection equipment, fire protection equipment, or any products related thereto to protect any person from perfluoroalkyl or polyfluoroalkyl substances of any kind. Notwithstanding the foregoing, and for the avoidance of doubt, “PFAS- or Foam-Related Liabilities” does not include any Liabilities of Seller or any of its Subsidiaries (other than the Company) that are unrelated to products manufactured, sold or distributed by, and the operations of, the Company or its predecessors.

“Project Horizon Confidential Information Memorandum” means the confidential information memorandum dated August 2022 prepared in connection with “Project Horizon” and provided to Buyer.

“Recovery Rights” shall mean any and all rights, remedies, titles, privileges, interests, claims, demands, or entitlements to any proceeds, payments, initial or supplemental dividends, scheme payments, supplemental scheme payments, causes of action, and choses in action under, for or related to the Insurance Policies whether now existing or hereafter arising, accrued, unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent.

“Representatives” means, with respect to any Person, such Person’s and its Affiliates’ officers, agents, employees, managers, advisers, general partners, equityholders, consultants, professional advisers (including attorneys, accountants and financial advisors) or other representatives.

“Sanctioned Person” means a Person that is (i) the subject of Sanctions, (ii) a Governmental Entity of, located or resident in or organized or doing business under the laws of a country or territory which is or has been the subject of country- or territory-wide Sanctions within the last five (5) years (including Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine), or (iii) owned or controlled by, or acting on behalf of, any of the foregoing.

“Sanctions” means those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (i) the United States (including the U.S. Department of the Treasury, Office of Foreign Assets Control) and the U.S. Department of State or (ii) other similar governmental bodies with regulatory authority over the Company.

“Seller Books and Records” means all books and records of Seller and its Affiliates (including the Company prior to Closing), including but not limited to those books and records relating to the accounting, legal, litigation, tax, regulatory, business, operational and financial affairs and assets, properties and employees of Seller and its Affiliates (including the Company prior to Closing), relating to the period prior to the Closing, other than the Transferred Books and Records.

“Seller Group” means the Seller and its Affiliates (other than the Company).

“Silica-Related Liabilities” means all Liabilities, notwithstanding the theory of liability alleged in any applicable Claim, including any Claim based on theories of veil piercing or successor liability, relating to, arising out of, or attributable to (by operation of law, or otherwise) the actual or alleged exposure (including bystander or secondary exposure) to silica or substances or materials containing silica (including silica dust, particulate matter containing silica, rock or stone containing silica, or sand containing silica or mixed dust) or the actual or alleged development of any silica-related illness, disease, or condition relating to any such actual or alleged exposure. As used in this Agreement, “Silica-Related Liabilities” include (i) any employee

Claims (excluding Claims under workers compensation programs) of the Company, (ii) any contractual or indemnification obligations that may be owed to any third party by the Company, and (iii) any alleged failure of respiratory protection equipment or any products related thereto to protect any person from silica or substances or materials containing silica of any kind. Notwithstanding the foregoing, and for the avoidance of doubt, “Silica-Related Liabilities” does not include any Liabilities of Seller or any of its Subsidiaries (other than the Company) that are unrelated to products manufactured, sold or distributed by, and the operations of, the Company or its predecessors.

“Solvent” means, with respect to any Person, (a) the assets of such Person, at a Fair Valuation, exceed its Liabilities (including contingent Liabilities); (b) the Present Fair Salable Value of the assets of such Person is more than the amount that will be required to pay its probable liability on its existing Liabilities as they become absolute and matured; (c) such Person should be able to pay their respective Liabilities (including contingent Liabilities) as they become due; and (d) such Person will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management has indicated it intends to engage. As used in the definition of the term “Solvent” the following terms have the definitions indicated below:

(i) “Fair Valuation” means the aggregate amount for which assets of an entity would change hands between an independent willing buyer and an independent willing seller, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

(ii) “Present Fair Salable Value” means the aggregate amount of net consideration (giving effect to reasonable and customary costs of sale or taxes) that could be expected to be realized from a willing buyer by a willing seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one (1) year.

(iii) “Liability” (for the avoidance of doubt, solely as used in the definition of “Solvent”) means a liability or a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

(iv) “Not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management has indicated it intends to engage” and “able to pay its Liabilities (including contingent Liabilities) as they become due” means having the ability to generate enough cash from investments, operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including contingent Liabilities) as they become due.

“Specified Liabilities” means any Liability, whenever arising or asserted, before, on or after the Closing, directly or indirectly, that (i) arises in whole or in part from, or relates to, any alleged, potential, or actual exposure of a Person of any type or nature whatsoever to any industrial dust, mixed dust, mining dust, particulate contaminants, solvents, vapors, gases or asbestos-containing materials or products, (ii) arises in whole or in part from, or relates to, any alleged failure or inability of any products manufactured, sold, or distributed by the Company or its predecessors to prevent any alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, loss of consortium, any other illness or condition, or death as a result of exposure of a Person of any type or nature whatsoever to any industrial dust, mixed dust, mining dust, particulate contaminants, or asbestos-containing materials or products, or (iii) is based upon or relates to the reimbursement of payments or other benefits provided to any Person by any third party on account of any of the circumstances provided in clauses (i) or (ii) of this definition, and shall, in all cases, include all (A) Asbestos-Related Liabilities, (B) Coal-Related Liabilities, (C) Silica-Related Liabilities, and (D) PFAS- or Foam-Related Liabilities, in each case, pursuant to which the Company, Seller, any actual or alleged successor to the Company or Seller, any actual or alleged past, present or future Affiliate or Representative of any of the foregoing, or any alleged successor to any such actual or alleged Affiliate or Representative, has or is alleged to have any Liability, including arising from, related to, or in connection with, any Claim with respect to such Liability. Notwithstanding the foregoing, and for the avoidance of doubt, (x) “Specified Liabilities” shall include the West Virginia Governmental Liabilities and any similar Liabilities arising out of or related to Actions commenced by any Governmental Entity relating to the Company’s products which are alleged to give rise to, or be responsible for, any Specified Liabilities; and (y) “Specified Liabilities” does not include any Liabilities of Seller or any of its Affiliates (other than the Company) or Subsidiaries (other than the Company) that are unrelated to products manufactured, sold or distributed by, and the operations of, the Company or its predecessors.

“Subsidiary” means, with respect to any Person, any other corporation, partnership, joint venture, limited liability company or any other entity (i) of which such first Person or a Subsidiary of such first Person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity is directly or indirectly owned or controlled by such first Person or one or more Subsidiaries thereof.

“Tax Return” means any report, return, document, declaration or other information or filing that is filed or required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, declarations of estimated Taxes, amended returns or claims for refunds (and any attachments thereto).

“Taxes” means any and all federal, state, local, foreign or other taxes, charges, fees, levies, or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including any income, franchise, alternative minimum, gains, intangible, windfall or other profits, gross receipts, property, capital, sales, use, transfer, registration, property, inventory, license, capital stock, payroll, employment, unemployment, disability, social security, workers’ compensation, severance, stamp, customs, duties, occupation, premium or net worth, excise, escheat, withholding, ad valorem, value added, estimated or other tax, charge, fee, levy, or other assessments of any kind that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Entity.

“Transaction Documents” means, collectively, this Agreement and all other agreements, certificates and instruments contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“West Virginia Governmental Liabilities” means the Liabilities set forth on Exhibit C attached hereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, all as of the date first written above.

MSA Worldwide, LLC

By:	/s/ Lee B. McChesney
Name:	Lee B. McChesney
Title:	Senior Vice President

Mine Safety Appliances Company, LLC

By:	/s/ R. Anne Herman
Name:	R. Anne Herman
Title:	President

Solely for purposes of Article V of the Agreement:

MSA Safety Jacksonville Manufacturing, LLC

By:	/s/ R. Anne Herman
Name:	R. Anne Herman
Title:	President

[Signature Page to the Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, all as of the date first written above.

Sag Main Holdings, LLC

By:	/s/ Andrew Pinkes
Name:	Andrew Pinkes
Title:	Manager

[Signature Page to the Membership Interest Purchase Agreement]

EXHIBIT A-1

See attached.

EXHIBIT A-2

See attached.

EXHIBIT B

See attached.

EXHIBIT C

See attached.